Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

VISTRA VISION LLC

A Delaware Limited Liability Company

March 1, 2024

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED SALE, PLEDGE, HYPOTHECATION OR TRANSFER.

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

1.01	Definitions	2
1.02	Cross Reference of Other Definitions	11
1.03	Interpretation	13

ARTICLE 2
ORGANIZATION

2.01	Formation	13
2.02	Name	13
2.03	Registered Office; Registered Agent; Principal Office in the United States; Other Offices	14
2.04	Purpose	14
2.05	No State Law Partnership	14
2.06	Term	14
2.07	Title to Property	14

ARTICLE 3
MEMBERS

3.01	Schedule of Members	14
3.02	Representations and Warranties of the Members	15
3.03	Voting Rights of Members	16
3.04	No Management Rights	16
3.05	Limitation on Liability of Members	16
3.06	Withdrawal of Members	17
3.07	Confidential Information	17

ARTICLE 4
UNITS; CAPITAL CONTRIBUTIONS; LOANS

4.01	Effective Date Units	20
4.02	Authorization and Issuance of Units	20
4.03	Capital Contributions	20
4.04	Capital Calls; Optional Capital Contributions	21
4.05	No Other Capital Contribution or Loan Obligations	22
4.06	No Return of Contributions	22
4.07	Unit Certificates	22
4.08	Preemptive Rights	22

ARTICLE 5
DISTRIBUTIONS

5.01	Distributions of Available Cash	24
5.02	Distributions on Dissolution and Winding-Up	24
5.03	Amounts Withheld	25

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ARTICLE 6
MANAGEMENT

6.01	Management by Managing Member	25
6.02	Fundamental Reserved Member Matters	26
6.03	Reserved Member Matters	27
6.04	Standard of Care	28
6.05	Officers	30
6.06	Business Opportunities	30
6.07	Exculpation and Indemnification	31

ARTICLE 7
DISPOSITIONS AND DISPOSITION RESTRICTIONS

7.01	General Restrictions on Dispositions	33
7.02	Vistra Right of First Offer	35
7.03	Drag-Along Right	39
7.04	Tag-Along Rights	42
7.05	Initial Public Offering	45
7.06	Determination of Fair Market Value	46

ARTICLE 8
TAXES

8.01	Tax Status of the Company	48
8.02	Intended Tax Treatment	48
8.03	Indemnification for Certain Taxes	48

ARTICLE 9
BOOKS, RECORDS, REPORTS, AND INFORMATION UPDATES

9.01	Maintenance of Books	49
9.02	Reports	49
9.03	Other Information	49

ARTICLE 10
DISPUTE RESOLUTION

10.01	Disputes	50
10.02	Negotiation to Resolve Disputes	50
10.03	Courts	50
10.04	Specific Performance	50

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ARTICLE 11
DISSOLUTION, WINDING-UP AND TERMINATION

11.01	Dissolution	51
11.02	Winding-Up and Termination	51
11.03	Certificate of Cancellation	52

ARTICLE 12
GENERAL PROVISIONS

12.01	Notices	52
12.02	Entire Agreement; Superseding Effect	53
12.03	Effect of Waiver or Consent	53
12.04	Amendment or Restatement; Waiver	54
12.05	Binding Effect; Third Party Beneficiaries	54
12.06	Governing Law; Severability	54
12.07	Further Assurances	55
12.08	Appointment of Class B Member Representative	55
12.09	Article 8 of the Uniform Commercial Code	57
12.10	Waiver of Certain Rights	57
12.11	Counterparts	57
12.12	Expenses	57
12.13	Table of Contents; Headings	57
12.14	Conflicts and Privileges	58

EXHIBITS:

A – Members

B – Form of Unit Certificate

SCHEDULES:

1 – Excluded Parties

2 – Related Party Transactions

3 – Liquidating Trusts

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

VISTRA VISION LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Vistra Vision LLC, a Delaware limited liability company (the “Company”), dated as of March 1, 2024 (the “Effective Date”), is adopted, executed, and agreed to by and among the Company, Vistra Vision Holdings I LLC, a Delaware limited liability company (in its capacity as a Member, and together with its successors and permitted assignees that are admitted as members in accordance with the terms of this Agreement, “Vistra Member”), the Members listed on Exhibit A as of the Effective Date, and each Person that may be admitted as a Member after the Effective Date pursuant to the terms of this Agreement.

RECITALS

WHEREAS, the Company was formed as a limited liability company by filing a Certificate of Formation (the “Delaware Certificate”) with the Secretary of State of the State of Delaware on September 22, 2023, and Vistra Member, as the sole initial member of the Company, entered into that certain Limited Liability Company Agreement of the Company, effective as of September 22, 2023 (the “Initial LLC Agreement”), governing the affairs of the Company and the conduct of its business;

WHEREAS, on March 6, 2023, Vistra Operations Company LLC, a Delaware limited liability company, Black Pen Inc., a Delaware corporation (“Merger Sub”), and Energy Harbor Corp., a Delaware corporation (“Energy Harbor”), entered into the Transaction Agreement (the “Transaction Agreement”), pursuant to which, among other things, Merger Sub would merge with and into Energy Harbor, with Energy Harbor continuing as the surviving corporation;

WHEREAS, in connection with the entry into the Transaction Agreement, certain stockholders of Energy Harbor entered into the Rollover Agreements (as defined below) pursuant to which such stockholders agreed to contribute certain of their shares of Energy Harbor common stock directly or indirectly to the Company in exchange for Class B Units to be held indirectly by such former Energy Harbor stockholders;

WHEREAS, at the closing contemplated under the Transaction Agreement (the “Closing”), (i) Vistra Member contributed to the Company all of the issued and outstanding limited liability company interests in Vistra Preferred, LLC pursuant to the VZ Contribution (as defined in the Transaction Agreement), (ii) all of the outstanding limited liability company interests of the Company are being cancelled and, in exchange therefor, the Company is issuing to Vistra Member such number of Class A Units as is set forth next to Vistra Member’s name in Exhibit A hereto (such number representing 100% of the Class A Units outstanding at such time) and (iii) Vistra Member is continuing as a Member of the Company;

WHEREAS, in connection with the Closing and the transactions contemplated by the Amended and Restated Contribution and Exchange Agreement, dated as of March 1, 2024, by and between Vistra Operations Company LLC and Avenue Capital Management II, L.P., solely on behalf of funds listed in Schedule 1 thereto, and the Amended and Restated Contribution and Exchange Agreement, dated as of March 1, 2024, by and between Vistra Operations Company LLC and Nuveen Asset Management, LLC, as investment advisor or sub-adviser on behalf of each fund and/or account listed in Schedule 1 thereto, severally and not jointly (collectively and as amended, the “Rollover Agreements” and each individually a “Rollover Agreement”), the Company is issuing to each of the Persons listed under the heading “Nuveen Investors” in Exhibit A hereto (each individually a “Nuveen Member” and, collectively, the “Nuveen Members”) and VV Aggregator Holdings 1 LLC (the “Avenue Aggregator” and, collectively with the Nuveen Members, the “Rollover Members” and each individually a “Rollover Member”) such number of Class B Units as is set forth next to such Rollover Member’s name in Exhibit A hereto (such aggregate number being issued to all Rollover Members representing 100% of the Class B Units outstanding at such time) pursuant to the terms of the Rollover Agreements and upon such issuance of Class B Units to each such Rollover Member, such Rollover Member is being admitted as a member of the Company;

WHEREAS, effective as of the Effective Date, the Managing Member is being admitted as a Member that holds no Equity Securities in the Company;

WHEREAS, subject to Section 6.06, the Members intend for the Company to own, manage, operate, sell, lease and transfer, directly or indirectly through Subsidiaries, the assets acquired by the Company pursuant to the Transaction Agreement and other non-thermal assets and businesses acquired or developed after the Effective Date in accordance with this Agreement;

WHEREAS, in connection with the foregoing, the Members wish to amend and restate the Initial LLC Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“Accredited Investor” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person; provided that, for purposes of this Agreement, the Company shall not be an Affiliate of any Member (other than Vistra Member or the Managing Member so long as such Member or its Affiliate (x) is the Managing Member or (y) otherwise Controls or is under common Control with the Company), nor shall any Member be deemed to be an Affiliate of any other Member, solely by virtue of their respective ownership interests in or Control of the Company.

“Affiliated Fund” means, with respect to any specified Person, any Fund that is an Affiliate of such Person or that is advised by the same investment advisor as such Person or by an Affiliate of such investment advisor or such Person.

“Affiliated Investment Vehicle” means, with respect to any specified Person, any investment vehicle, entity, or managed account that is advised by the same investment advisor as such Person or an Affiliate of such Person.

“Applicable Drag Percentage” means, in connection with the Disposition of Units by Vistra Member in a Drag-Along Transaction, the quotient (expressed as a percentage) of (a) the number of Units to be sold by Vistra Member and its Affiliates pursuant to the Drag-Along Transaction, divided by (b) the total number of Units then held by Vistra Member and its Affiliates.

“Assignee” means any Person that acquires a Unit or any portion thereof through a Disposition; provided that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 7.01(b).

“Available Cash” means, with respect to a specified Quarter or as of another specified date, all cash then on hand of the Company, less the amount of any cash reserves that are necessary or appropriate as determined by the Managing Member in good faith (i) to provide for the proper conduct of the business of the Company and its Subsidiaries (including reserves for future maintenance, to prevent or mitigate an endangerment to the health or safety of any Person, property or the environment, forced outages, the acquisition and development of additional assets and businesses (including clean generation assets), capital expenditures, and for anticipated expenses, liabilities, and future credit needs of the Company and its Subsidiaries (including nuclear decommissioning, asset retirement or environmental investigation, remediation, corrective action or closure expenses or other obligations)) subsequent to such Quarter or such date, as applicable, and/or (ii) to comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which it is bound or its assets are subject. Notwithstanding the foregoing, “Available Cash” (x) shall not include (1) any cash from Capital Contributions made by Members or equity issuances by any Subsidiary of the Company, (2) any cash held by the Company’s Subsidiaries to the extent that contractual restrictions prohibit the distribution of such cash to the Company, and (3) any cash from borrowings, refinancings, or refundings of Indebtedness of the Company or any of its Subsidiaries (other than any such borrowings under accounts receivable financing facilities of the Company or any of its Subsidiaries), in each case of this clause (x), unless otherwise determined by the Managing Member in its sole discretion; and (y) with respect to the Quarter in which a liquidation or dissolution of the Company occurs and any subsequent Quarter, shall be deemed to equal zero.

“Avenue” means Avenue Capital Management II, L.P., on behalf of certain funds.

“Beneficial Owner” has the meaning ascribed to the definition and meaning of “beneficial owner” in and under the Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in Dallas, Texas are closed.

“Capital Contribution” means, with respect to any Member, the amount of cash and the Fair Market Value of any property (other than cash) (reduced by the amount of any liabilities that are secured by such property) contributed, or deemed to be contributed, to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: either (a) any Person or group, other than Vistra Member or its Affiliates, acquires the beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting equity of the Company, including by way of merger, consolidation, recapitalization, reorganization, purchase of securities or otherwise, or (b) prior to a Qualified IPO, Vistra Member (or any Affiliate of Vistra Member) (x) ceases to Control the removal of the Managing Member or the right to designate a successor Managing Member pursuant to this Agreement or (y) ceases to Control the Managing Member.

“Claims” means losses, claims, demands, liabilities, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlements.

“Class A Member” means a Person admitted to the Company as a Member holding Class A Units from time to time, in its capacity as such, and not in its capacity as a holder of any other class or group of Units.

“Class A Unit” means a Unit having the rights, privileges and obligations specified with respect to “Class A Units” in this Agreement.

“Class B Liquidity Event” means a Disposition of all but not less than all of the Class B Units held by the Class B Members as of the Effective Date to one or more third parties.

“Class B Member” means a Person admitted to the Company as a Member holding Class B Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Units.

“Class B Member Representative” means the representative of the Class B Members designated from time to time in accordance with Section 12.08.

“Class B Unit” means a Unit having the rights, privileges and obligations specified with respect to “Class B Units” in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Company Adjusted EBITDA” means earnings before interest expense, income taxes, depreciation, and amortization of the Company and its Subsidiaries, on a consolidated basis, as determined by the Managing Member in a manner generally consistent with the calculation of Vistra Adjusted EBITDA.

“Confidential Information” means information and data (including all copies thereof), whether oral, written, or electronic, that constitutes proprietary or confidential information about the Company, including this Agreement, financial statements, tax reports, valuations, analyses of potential or actual investments, reports or other materials, and other documents and information concerning the affairs of the Company and the Members; provided, that, “Confidential Information” shall not include any information which (a) is generally available, or becomes generally available, to the public other than a result of a direct or indirect disclosure by a Member, any of its Affiliates or any of its or their respective representatives in violation of this Agreement, (b) becomes available to a Member on a non-confidential basis from a source other than the Company, its Subsidiaries or Affiliates, or any other Member or any of their respective employees, officers, Affiliates, representatives, predecessors, successors or assigns who, to the knowledge of such Member, was not bound by a duty of confidentiality to the Company, or (c) is independently developed by a Member without use of or reference to any Confidential Information.

“Control,” “Controls,” or “Controlled” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Dispose,” “Disposing,” or “Disposition” means, with respect to any Unit (including any portion of such Unit or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Unit is transferred or shifted to another Person), a direct or indirect sale, assignment, lease, transfer, conveyance, gift, exchange, creation of or foreclosure on an Encumbrance, or other disposition of such Unit, whether voluntary, involuntary, or by operation of Law, including the following: (a) in the case of a Unit owned by a natural person, a transfer of such Unit upon the death of its owner, whether by will, intestate succession, or otherwise; (b) in the case of a Unit owned by a Person other than a natural person, (i) a direct or indirect sale, assignment, lease, transfer, conveyance, gift, exchange, creation of or foreclosure on an Encumbrance or other disposition of an Equity Security in such Person or any of its direct or indirect equityholders, including by way of merger, division, or consolidation of such Person or equityholder (other than a merger in which such Person or equityholder is the only survivor thereof) or (ii) a distribution of such Unit, including in connection with the dissolution, liquidation, winding-up, or termination of such Person; or (c) subject to the proviso below, a direct or indirect sale, assignment, lease, transfer, conveyance, gift, exchange, or other disposition of such Unit in connection with the creation of or a foreclosure on an Encumbrance; provided, however, that none of the following shall constitute a Disposition: (i) a change of ownership or control of any Equity Security in Vistra, (ii) a direct or indirect sale, assignment, lease, transfer, conveyance, gift, exchange, or other disposition of Equity Securities in any Person other than a Person with assets the primary value of which is comprised, directly or indirectly, of Units, or (iii) the creation of or foreclosure on an Encumbrance in respect of any Units. For the avoidance of doubt, but subject to the foregoing proviso, a Disposition of Equity Securities in any Member or its direct or indirect equityholders shall be considered a Disposition of Units for all purposes of this Agreement.

“Disposing Member” means any Member that proposes (or whose direct or indirect equityholder proposes) to consummate a Disposition of all or any portion of such Member’s Units (whether or not the proposed Disposition is to another Member).

“Eligible Members” means each Member that (a) is an Accredited Investor and (b) a Qualified Purchaser; provided, however, that any Member that has (i) received a notice from the Company stating that such Member is in material default of this Agreement (which notice shall refer to the specific terms hereof in respect of which such Member is in breach and shall set forth in reasonable detail the nature of such breach) and (ii) not cured such default within thirty (30) days following delivery of such notice shall not be an Eligible Member.

“Encumber, Encumbering, or Encumbrance” means the creation of a security interest, lien, transfer restriction, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or by operation of Law.

“Equity Securities” means (a) any equity interests or other equity securities of any class, or any options, warrants, convertible, or securities (including any membership interests, equity units, partnership interests, and trust interests) exercisable for, convertible into or exchangeable for any equity interests or other equity securities, or (b) any other right, however denominated, to subscribe for, purchase, or otherwise acquire any equity interests or other equity securities of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency, including warrants, options, purchase rights, exchangeable or convertible securities, indebtedness, or other instruments or rights that are exercisable for or convertible or exchangeable into, directly or indirectly, any of the foregoing interests (including share appreciation, phantom share, profit participation, or other similar rights).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” means (a) the competitors and activist investors listed on Schedule 1 hereto, which Schedule may reasonably be updated by the Managing Member from time to time, but no more than once per Fiscal Year, (b) any Person (i) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list (“SDN List”) published by the Office of Foreign Assets Control of the U.S. Department of the Treasury at its official website or any replacement website or other replacement official publication of such list, or is otherwise the subject of any Sanctions, or (ii) in which any Person on the SDN List has fifty percent (50%) or greater ownership interest or that is otherwise Controlled by an SDN, in each case directly or indirectly, (c) any Person who the Managing Member determines in good faith would reasonably be expected to be burdensome (other than in an immaterial respect) to the Company or any of its Subsidiaries from a regulatory perspective (including with respect to FERC, the United States Nuclear Regulatory Commission and/or the Committee on Foreign Investment in the United States) or (d) any Person who is adverse to the Company or any of its Affiliates in any pending or, to the Managing Member’s knowledge, threatened material litigation, arbitration or similar proceeding.

“FERC” means the Federal Energy Regulatory Commission or any successor Governmental Authority.

“Fiscal Year” means any twelve (12) month period commencing on January 1 and ending on December 31.

“Fund” means a mutual, private equity, hedge, infrastructure, or other investment fund entity.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any court, administrative agency, tribunal, arbitral body, department, board, bureau, agency, body, commission or other governmental authority, body or instrumentality, multinational, federal, regional, state, local, county, municipal, provincial, tribal, domestic or foreign governmental or quasi-governmental authority or regulatory authority, legislature, and any self-regulatory organization.

“Governmental Authorization” means any authorization, approval, order, license, certificate, determination, registration, permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC or the NRC, and the expiration of any waiting period required under the HSR Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (without duplication), with respect to any Person, (a) all outstanding obligations for borrowed money, including outstanding principal and accrued but unpaid interest, of such Person, (b) indebtedness of such Person evidenced by any note, bond, debenture, or other debt instrument, (c) any letter of credit to the extent drawn or called for the benefit of such Person, and (d) all guaranties by such Person of any of the foregoing.

“IPO” means an initial public offering of the Equity Securities of the Company, a successor entity to the Company, a successor to the assets or business of the Company (or any portion thereof), or other entity that is formed or used to effect a public offering of securities, spin-off or other similar transaction with respect to the Company’s assets or business (including an entity that owns Equity Securities in the Company or such successor).

“Law” means any applicable federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.

“Managing Member” means Vistra Vision Management LLC or any other Person hereafter appointed as a successor Managing Member of the Company as provided in Section 6.01, each in its capacity as such.

“Member” means any Person executing this Agreement as of the Effective Date as a member or hereafter admitted to the Company as a New Member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company.

“Membership Interest” means a limited liability company interest in the Company, represented by Units, which shall entitle the Member that is the owner of such Units to the designations, preferences or special rights provided herein with respect to the applicable type, class or series of such Unit.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such exchange).

“New Member” means a Person admitted as a Member after the Effective Date pursuant to the terms and conditions herein.

“NRC” means the United States Nuclear Regulatory Commission or any successor Governmental Authority.

“Nuveen” means Nuveen Asset Management, LLC, as investment adviser or sub-adviser on behalf of certain funds and accounts.

“Percentage Interest” means with respect to a Member at any time, an amount equal to the quotient (expressed as a percentage) obtained by dividing (x) the number of Units owned of record by such Member at such time by (y) the aggregate number of Units issued and outstanding at such time.

“Permitted Class B Transferee” means, with respect to any Class B Member and, in the case of the Avenue Aggregator, any equityholder of such Class B Member, (a) any Affiliate of any such Class B Member or equityholder; (b) any Affiliated Fund or Affiliated Investment Vehicles of any such Class B Member or equityholder, (c) any other Class B Member, (d) the Company or any of its Subsidiaries; (e) in the case of any such Class B Member or equityholder that is an individual, any one of the following: (i) any spouse or lineal descendant of such Person; (ii) such Person’s estate; and (iii) a trust, all of the beneficiaries of which are such Person or such Person’s spouse and/or lineal descendants; (f) in the case of any such Class B Member or equityholder that is a trust, the beneficiaries of such trust or a trust for the benefit of one or more such beneficiaries of such trust, provided, that the beneficiaries are Permitted Class B Transferees of such Class B Member or such equityholders of such Class B Member who created the trust; and (g) in the case of any such Class B Member or equityholder that is an estate, (i) the decedent’s Permitted Class B Transferees or (ii) a trust for one or more of the decedent’s Permitted Class B Transferees.

“Permitted Issuances” means issuances by the Company or any of its Subsidiaries of any class or series of existing or newly-created Units or other Equity Securities (a) as a Qualified IPO (including issuing Conversion Shares), (b) as consideration in any bona fide acquisition of any business or assets (including pursuant to an exchange, merger, consolidation, joint venture or other transaction) or any bona fide investment made by the Company or any of its Subsidiaries undertaken in accordance with the terms and conditions of this Agreement, including Section 6.02 and Section 6.03, if applicable, (c) in connection with the incurrence, assumption or guarantee by the Company or its Subsidiaries of Indebtedness pursuant to any bona fide debt financings, refinancings or similar transactions undertaken in accordance with the terms and conditions of this Agreement, including Section 6.02 and Section 6.03, if applicable, (d) to management, employees, consultants, directors, managers, officers or similar service providers of or to the Company or its Subsidiaries, including pursuant to any equity incentive plan, (e) upon exercise, conversion or exchange of other securities issued in compliance with Section 4.08 or pursuant to a Permitted Issuance, (f) as any equity split, dividend, distribution, combination, reorganization, recapitalization or other similar transaction involving the Company or one or more of its Subsidiaries, as applicable (in each case, in accordance with the terms of this Agreement), (g) by any Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company, (h) as a Sale of the Company, or (i) as any Capital Call in accordance with Section 4.04 (including to satisfy a Capital Call funding failure by a Member).

“Permitted Loan Financing” means (a) any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, or (b) commodity purchases, sales, hedging, marketing or trading arrangements, in the case of clauses (a) and (b), as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority, or other entity.

“Qualified IPO” means the first firm commitment underwritten IPO after which there is an active trading market in the Company’s or IPO Entity’s, as applicable, securities (including both the Class A Units and Class B Units (or successor securities)), provided, that such IPO (i) is effected in compliance with the terms and conditions hereof, (ii) results in such equity securities being approved for listing on the New York Stock Exchange or the Nasdaq and (iii) results in aggregate gross cash proceeds to the Company or IPO Entity, as applicable, of not less than $2,000,000,000 in the aggregate.

“Qualified Purchaser” means, with respect to any Units, a “qualified purchaser” as defined in Section 2(a)(51) of the 1940 Act; and is a Person with respect to which each of the following is true: it was not formed, reformed, capitalized or recapitalized for the purpose of acquiring Units; other than in the case of certain liquidating trusts set forth on Schedule 3; the value of the Person’s investment in the Company constitutes less than 40% of the value of the Person’s total assets; shareholders, partners or other holders of equity or beneficial interests in the Person are not able to decide individually whether to participate, or the extent of their participation, in the Person’s investment in the Company, and did not and will not contribute additional capital (other than previously committed capital) for the purpose of purchasing Units; under the governing documents of the Person (1) each Beneficial Owner of the Person participates through his, her or its interest in the Person in all of the Person’s investments and profits and losses from each such investment are shared among such Beneficial Owners in the same proportions as all other investments of the Person, and (2) no Beneficial Owner of the Person may vary his, her or its share of the profits and losses or amount of his, her or its contribution for any investment made by the Person; and the Person is not managed as a device for facilitating the individual investment decisions of its Beneficial Owners, or each Beneficial Owner of the Person is a “qualified purchaser” as defined in the 1940 Act as to which each of the foregoing is true.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Related Party” means any Person who is considered for federal income tax purposes to be purchasing electricity generated by a Subsidiary of the Company and who is related to the Company or a Member within the meaning of Section 45(e)(4) of the Code or any successor provision, but excluding any Person that so purchases electricity generated by such Subsidiary to the extent such Person resells the electricity to another Person who is not related to the Company or a Member within the meaning of Section 45(e)(4) of the Code; provided, however, that, for the avoidance of doubt, (i) a Related Party shall not include any Person (or Person related to such Person) whose sole purchases of electricity generated by any Subsidiary of the Company are retail purchases from a Person other than the Company or a Member or a Person related to the Company or a Member and (ii) if a Person who otherwise would be considered a Related Party sells electricity generated by a Subsidiary of the Company to a different Related Party, the seller Person shall not be considered a Related Party to the extent that the purchaser Related Party resells such electricity to another party not related to the Company or a Member. This definition is intended to comply with Section 4 of Notice 2008-60, I.R.B. 2008-30 (June 25, 2008) and shall be interpreted consistently with that notice.

“Related Party Transaction” means, any contract, agreement, or transaction between the Company or a Subsidiary of the Company, on the one hand, and Vistra Member or any of its Affiliates (other than the Company or any Subsidiary of the Company), on the other hand (including, for the avoidance of doubt, any agreement or arrangement for the Company to acquire, redeem or repurchase Units from Vistra Member or its Affiliates on any basis other than a pro rata basis among the Members).

“Sale of the Company” means a sale of the Company to a third party in one or a series of related transactions, including by way of (a) a sale of all or substantially all of the Equity Securities of the Company, (b) any merger, consolidation or other business combination, Unit exchange or other reorganization involving a Change of Control of the Company or (c) a sale of all or substantially all of the assets of the Company and its Subsidiaries.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the Treasury of the United Kingdom, or other relevant sanctions authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person: (a) any corporation, partnership, limited liability company, or other business entity of which a majority of the equity interests entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) are at the time owned or Controlled by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency); (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is (or is entitled to designate or appoint) a general partner; or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is (or is entitled to designate or appoint) a managing member or manager.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.

“Unit” means a unit representing part or all of a Membership Interest in the Company and shall include all types and classes or series of Units (including the Class A Units, Class B Units and New Units); provided that any type, class or series of Units shall have the designations, preferences or special rights set forth in this Agreement for such type, class or series of Units, and the Membership Interests represented by such type, class or series of Units shall be determined in accordance with such designations, preferences or special rights.

“Unit Certificate” means a certificate in the form of Exhibit B attached hereto, issued by the Company pursuant to Section 4.07, that evidences a Member’s Units in the Company.

“Vistra” means Vistra Corp., a Delaware corporation.

“Vistra Adjusted EBITDA” means earnings before interest expense, income taxes, depreciation, and amortization of Vistra and its Subsidiaries, on a consolidated basis, calculated in a manner consistent with any of Vistra’s arms-length debt financing agreements.

“Withdraw,” “Withdrawing,” or “Withdrawal” means the withdrawal, resignation, or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Units (which are governed by Article 7), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

1.02 Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Acceptance Notice	Section 7.02(a)
Additional Purchase Right	Section 4.08(b)
Additional Securities	Section 4.08(a)
Agreement	Preamble
Avenue Aggregator	Recitals
Avenue Rollover Agreement	Recitals
Capital Call	Section 4.04(a)
Capital Call Notice	Section 4.04(a)
Capital Contribution Shortfall Amount	Section 4.04(b)
Capital Contribution Shortfall Notice	Section 4.04(b)
Closing	Recitals
Company	Preamble
Contemplated Related Party Transaction	Section 6.02(d)
Contributing Member	Section 4.04(b)
Conversion Shares	Section 7.05(a)
Covered Person	Section 6.07(a)
Delaware Certificate	Recitals

Delaware Courts	Section 10.03
Dispute	Section 10.01
Disputing Party	Section 10.01
Dissolution Event	Section 11.01
Drag-Along Member	Section 7.03(a)
Drag-Along Notifying Party	Section 7.03(a)
Drag-Along Transaction	Section 7.03(a)
Dragging Member	Section 7.03(a)
Effective Date	Preamble
EH Stock Contributions	Section 8.02
Energy Harbor	Recitals
Fair Market Value	Section 7.06(a)
Fair Market Value Disposition	Section 7.06(b)
Fundamental Reserved Member Matters	Section 6.02
Initial LLC Agreement	Recitals
Intended Tax Treatment	Section 8.02
IPO Entity	Section 7.05(a)
Liquidator	Section 11.02(a)
Member Representations	Section 7.03(a)
Merger-Sub	Recitals
New Units	Section 4.02(c)
Non-Contributing Member	Section 4.04(b)
Notice of Disagreement	Section 7.06(b)
Nuveen Member	Recitals
Nuveen Members	Recitals
Offer Notice	Section 7.02(a)
Offering Member	Section 7.02(a)
Officer	Section 6.05
Preemptive Members	Section 4.08(a)
Preemptive Notice	Section 4.08(b)
Preemptive Right	Section 4.08(a)
Pro Rata Share	Section 4.08(a)
Rejection Notice	Section 7.02(a)
Reserved Member Matters	Section 6.03
Resolution Period	Section 7.06(b)
ROFO Notice	Section 7.02(a)
ROFO Offering Period	Section 7.02(a)
ROFO Reply Period	Section 7.02(a)
ROFO Units	Section 7.02(a)
Rollover Agreement	Recitals
Rollover Agreements	Recitals
Rollover Member	Recitals
Rollover Members	Recitals
Selection Period	Section 7.06(c)
Subsequent Capital Contributions	Section 4.04(a)
Tag-Along Notice	Section 7.04(a)

Tag-Along Offeree	Section 7.04(a)
Tag-Along Percentage	Section 7.04(a)
Tag-Along Transaction	Section 7.04(a)
Tag-Along Transferor	Section 7.04(a)
Tag-Along Units	Section 7.04(a)
Term	Section 2.06
Transaction Agreement	Recitals
Triggering Event	Section 7.06(b)
Valuation Firm	Section 7.06(c)
Vistra Contribution	Section 8.02
Vistra Member	Preamble

1.03 Interpretation. Unless the context requires otherwise: (a) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits and Schedules refer to the Exhibits and Schedules attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended, modified, supplemented or restated from time to time, and references to particular provisions of a Law include any corresponding provisions of any successor Law; (e) references to money refer to legal currency of the United States of America; (f) the definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (g) the conjunction “or” shall be understood in its inclusive sense (and/or); (h) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears; (i) the words “including”, “include” or words of similar import shall mean “include without limitation”, and shall not be construed to limit any general statement that such words follow to the specific or similar items or matters immediately following them; and (j) unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with this Agreement, as applicable.

ARTICLE 2

ORGANIZATION

2.01 Formation. The Company was formed as a limited liability company by the filing of a Certificate of Formation with the Delaware Secretary of State on September 22, 2023. This Agreement amends and restates in its entirety the Initial LLC Agreement. Upon execution of this Agreement, Vistra Member hereby continues as a Member and each other Person listed in Exhibit A as of the Effective Date is hereby admitted as a Member.

2.02 Name. The name of the Company is Vistra Vision LLC, and all Company business shall be conducted in that name or such other names that comply with Law as the Managing Member may select.

2.03 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Managing Member may designate. The Company may have such other offices as the Managing Member may designate.

2.04 Purpose. The purpose of the Company is to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware.

2.05 No State Law Partnership. The Members intend that the Company shall be a limited liability company and the Company shall not be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise. The Members intend that the Company will be treated as a corporation for U.S. federal (and applicable state and local) income tax purposes, and each Member and the Company will file all tax returns and will otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

2.06 Term. The period of existence of the Company (the “Term”) commenced on September 22, 2023, and shall end at such time as the Company is dissolved and wound up in accordance with this Agreement and the Act and a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 11.03.

2.07 Title to Property. All assets, property, and rights of the Company shall be owned or leased by the Company as an entity and, except with respect to assets, property, or rights of the Company leased or licensed to the Company by a Member (subject to the terms hereof), no Member shall have any ownership interest in such assets, property, or rights in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all assets, property, and rights of the Company in the name of the Company and not in the name of any Member.

ARTICLE 3

MEMBERS

3.01 Schedule of Members. The name and address of each Member and the number and class of Units held by each Member are set forth on the schedule of Members attached hereto as Exhibit A. As of the Effective Date, the Persons listed in Exhibit A are the only Members of the Company, and their respective Units are set forth in Exhibit A hereto. The Managing Member shall cause the schedule of Members set forth in Exhibit A to be amended, and the books and records of the Company to be updated, to reflect the admission of any New Member, the withdrawal or substitution of any Member, the issuance of additional Units to any Member, the Disposition of Units by a Member, additional Capital Contributions made by any Member, or the receipt by the Company of notice of any change of address of a Member, each in accordance with, and after compliance with, the terms of this Agreement. No such amendment or revision to the schedule of Members to ensure the accuracy of the information set forth therein shall be deemed an amendment to this Agreement or require the consent of any Member. Any reference in this Agreement to the schedule of Members shall be deemed to be a reference to the schedule of Members as amended and in effect from time to time.

3.02 Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct as of the Effective Date or any subsequent date on which such Member is admitted to the Company (and as a condition to such admission), and as of the date of receipt of any additional Units; provided that Section 3.02(e) shall be true and correct at all times:

(a) such Member is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the Law of the jurisdiction of its incorporation, organization, or formation; if required by applicable Law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;

(b) such Member has duly executed and delivered this Agreement and this Agreement constitutes the valid and binding obligation of such Member, enforceable against such Member in accordance with its terms (except as may be limited by bankruptcy, insolvency, or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(c) such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default, or violation of, or result in a default or the creation of an Encumbrance, or give rise to any right of termination, cancellation, or acceleration of any of the terms, conditions or provisions of (A) the organizational and governing documents of such Member, (B) any material contract or material agreement to which such Member is a party or by which it or its assets are bound, or (C) any Law, order, judgment, decree, writ, injunction, or arbitral award to which such Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied;

(d) such Member (other than the Managing Member) is either (i) an “investment company” registered with the SEC as such term is defined under the 1940 Act or (ii) not required to be registered as an “investment company” as that term is defined under the 1940 Act and, in either case, is both (x) an Accredited Investor, and (y) a Qualified Purchaser; and

(e) (i) with respect to each Class B Member that is an “aggregator” entity through which multiple Persons indirectly hold Class B Units, including the Avenue Aggregator, such Class B Member has delivered to the Company a true and complete copy of its organizational and governing documents, and such Class B Member’s organizational and governing documents include provisions implementing the applicable terms and conditions of this Agreement, (ii) with respect to each Class B Member that is an “aggregator” entity through which multiple Persons indirectly hold Class B Units, including the Avenue Aggregator, the Company is a third-party beneficiary of such organizational and governing documents entitled to enforce such provisions as if it were a party thereto, and (iii) such Class B Member is not an Excluded Party as defined in clause (b) of such definition, in each case as determined by the Managing Member.

3.03 Voting Rights of Members. Except as expressly provided in this Agreement, no vote, consent, or approval by the Members (other than the Managing Member in its capacity as such) will be required for any matter or matters relating to the Company and its business or affairs or otherwise arising under this Agreement. For the avoidance of doubt, the only matters relating to the Company and its business or affairs for which approval by the Members (other than the Managing Member) is required under this Agreement are as provided in Section 6.02 and Section 6.03, in each case, subject to the limitations set forth therein. If at any time there is more than one Class A Member, then any action requiring the Class A Members to act as a class will require the approval of a majority of the outstanding Class A Units, and, if at any time there is more than one Class B Member, then any action requiring the Class B Members to act as a class will require the approval of the Class B Member Representative.

3.04 No Management Rights. Except as otherwise expressly provided in this Agreement, no Member, in its capacity as such, other than the Managing Member, will have any right, power, or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company, or to bind the Company in any manner whatsoever. No Member other than the Managing Member will hold out or represent to any third party that any such Member has any such power or right or that any such Member is anything other than a member in the Company.

3.05 Limitation on Liability of Members.

(a) To the fullest extent permitted under the Act and any other Law, except pursuant to Section 5.03, no Covered Person will have any personal liability whatsoever solely by reason of being a Covered Person, whether to the Company, its creditors, or any other Person, for the debts, obligations, expenses, or liabilities of the Company, whether arising in contract, tort, or otherwise, which will be solely the debts, obligations, expenses, or liabilities of the Company. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations, expenses, or liabilities of the Company. No Member shall take, or cause to be taken, any action that would result in any other Member’s having any personal liability for the obligations of the Company. To the fullest extent permitted by Law, in no event will any Member, including the Managing Member in such capacity, or any of its, the Company’s, or any of their respective Subsidiaries’ officers, directors, members, managers, stockholders, partners, principals, Affiliates, agents, or employees be liable under this Agreement to the Company or any other Member for any (i) punitive damages or (ii) consequential damages, including any loss of future revenue or income, loss of business reputation or business opportunity, damages based on any type of multiple, or any damages that are not reasonably foreseeable.

(b) To the fullest extent permitted by Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.

3.06 Withdrawal of Members. Except as otherwise provided in this Agreement, no Member will be entitled to (a) voluntarily resign or otherwise Withdraw from the Company; (b) withdraw any part of such Member’s Capital Contributions from the Company; (c) demand the return of such Member’s Capital Contributions; or (d) receive property other than cash in return for such Member’s Capital Contribution.

3.07 Confidential Information.

(a) Except as permitted by Section 3.07(b), (i) each Member (including, each time the term Member is used in this Section 3.07, in the case of a Class B Member, holders of direct or indirect interests in a Class B Member) shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates; and (ii) each such Member shall use the Confidential Information only in connection with Company matters (including the Company’s conduct of its business in accordance with Section 2.04) or the internal affairs of such Member.

(b) Notwithstanding Section 3.07(a), but subject to the other provisions of this Section 3.07, a Member may make the following disclosures and uses of Confidential Information to the extent not otherwise prohibited by Law:

(i) disclosures and uses (A) that are approved by the Managing Member, or (B) otherwise by the Managing Member in connection with the conduct of the business and affairs of the Company and its Subsidiaries;

(ii) disclosures to (A) such Member’s (x) members, managers, directors, officers and employees and (y) agents, accountants, legal counsel, advisors, or representatives responsible for matters relating to the Company and who need to know such information to perform their responsibilities, or (B) an Affiliate of such Member, including the directors, officers, managers, members, partners, employees, agents, and advisors of such Affiliate, in connection with the oversight of the Member’s investment in the Company, fundraising efforts, financial reporting, investment management, Fundamental Reserved Member Matters, Reserved Member Matters, proposed Dispositions of Units (or otherwise in the case of the Managing Member) or otherwise as necessary to manage the Member’s investment in the Company or to comply with the terms of this Agreement, in each case, if such Person is subject to a confidentiality obligation with the disclosing Member obligating such Person to keep such Confidential Information confidential in accordance with the terms of this Agreement or if such Affiliate or other Person has agreed in writing to abide by the terms of this Section 3.07; provided, however, that disclosures to existing investors in any Affiliate that is a Fund shall be limited to the Company’s consolidated financial statements (or summaries thereof) and summary descriptions of the existing operations and performance of the business of the Company and its Subsidiaries;

(iii) disclosures to (A) a bona fide potential direct or indirect purchaser of such Member’s Units, (B) any financing source or potential financing source to a Member or the Affiliates of such Member, or (C) any advisors, consultants, accountants, attorneys, financing sources or potential financing sources, or other representatives of any bona-fide potential direct or indirect purchaser of such Member’s Units or any representatives of the foregoing, in each case, if such potential purchaser, financing source or potential financing source, or representative is subject to a confidentiality agreement with the Company obligating the potential purchaser, financing source, potential financing source, or representative to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.07; provided that no Class B Member (including holders of direct or indirect interests in a Class B Member) shall make any disclosure of any contract that is material to the Company or any of its Subsidiaries to such potential purchaser (or its financing sources or potential financing sources), except to the extent permitted by Law and such contract;

(iv) disclosures required with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) the rules and regulations of any National Securities Exchange on which such Member’s or its Affiliates’ Equity Securities are listed or admitted to trading, or (E) a routine audit, examination or investigation by a Governmental Authority or self-regulatory organization;

(v) except as otherwise permitted pursuant to Section 3.07(b)(iv), disclosures that a Member or its Affiliate is legally compelled to make, on the advice of such Member’s internal or external legal counsel, by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided that, prior to any such disclosure, such Member or its Affiliate shall, to the extent legally permissible:

(A) provide the Company with prompt written notice (email being sufficient) of such requirements so that the Company may seek, at its sole cost and expense, a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.07(b)(v);

(B) consult with the Company on the advisability of taking steps to resist or narrow such disclosure; and

(C) cooperate with the Company in any attempt the Company may make, at its sole cost and expense, to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, such Member agrees (I) to furnish only that portion of the Confidential Information that, on the advice of such Member’s internal or external legal counsel, such Member is legally required to disclose, and (II) to exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information; and

(vi) disclosures of Confidential Information to a Member’s accountants or attorneys to the extent reasonably necessary in connection with the preparation and filing of such Member’s tax returns.

(c) Notwithstanding anything to the contrary in this Section 3.07 (including Section 3.07(b)), no Class B Member (including a holder of direct or indirect interests in a Class B Member) shall make any disclosure of Confidential Information to an Excluded Party without the prior written consent of the Managing Member.

(d) Promptly after a Member no longer holds any of its Units, such Person shall, at such Member’s sole discretion, either (x) destroy (and (upon written request of the Company) provide a written confirmation (email being sufficient) of destruction to the Company with respect to) or (y) return to the Company all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.07, such Person may retain for a stated period, but not disclose to any other Person (except as required by Law), Confidential Information for the limited purposes of (i) preparing such Member’s tax returns and defending audits, investigations, and proceedings relating thereto or (ii) complying with applicable Law or bona fide internal document retention policies; provided that such Person must keep such retained Confidential Information confidential in accordance with this Section 3.07 for so long as such information is retained. The Members understand and agree that a former Member’s computer systems may automatically back up Confidential Information, and to the extent that such computer back-up procedures create copies of the Confidential Information, the former Member may retain such copies in its archival or back-up computer storage for the period it normally archives backed-up computer records; provided that such copies are kept confidential for so long as such information is retained. All Confidential Information retained pursuant to this Section 3.07 shall not be used by the former Member during such period of retention other than as permitted under this Section 3.07.

(e) The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.07, the continuation of which unremedied will cause the Company to suffer irreparable harm. Accordingly, the Members agree that, to the fullest extent permitted by Law, the Company shall be entitled, in addition to other remedies that may be available to it, to immediate injunctive relief from any breach of any of the provisions of this Section 3.07 without the posting of a bond and to specific performance of its rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 10.03 and Section 10.04.

ARTICLE 4

UNITS; CAPITAL CONTRIBUTIONS; LOANS

4.01 Effective Date Units(a) . As of the Effective Date, the Membership Interests consist of Class A Units and Class B Units.

4.02 Authorization and Issuance of Units.

(a) Class A Units. As of the Effective Date, the Class A Units are held by such Members and in such amounts as set forth on Exhibit A.

(b) Class B Units. As of the Effective Date, the Class B Units are held by such Members and in such amounts as set forth on Exhibit A. Any Class B Units acquired by Vistra Member or any Affiliate of Vistra Member or any other Person who owns or whose Affiliate owns any Class A Units (other than Class B Units repurchased or redeemed by the Company in accordance with this Agreement and thereupon cancelled) shall automatically be converted into and become Class A Units.

(c) Additional Units. Subject to Section 4.08, Section 6.02(a) and Section 12.04, as applicable, additional Membership Interests (“New Units”) of any class or series may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as New Members, on such terms and conditions as the Managing Member may determine at the time of admission; provided that, for the avoidance of doubt, any foreclosure under a Permitted Loan Financing on pledged Units shall be permitted hereunder and the Managing Member shall, subject to Section 7.01(b), take all actions reasonably required to facilitate the admission of such New Members hereunder. The terms of admission or issuance must specify the amount of the initial Capital Contribution made to the Company and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. Any such admission is effective only after the New Member has executed and delivered to the Managing Member an instrument containing the notice address of the New Member, the New Member’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. Any Person receiving newly issued Units shall make a Capital Contribution to the Company at the time of such issuance in an amount determined by the Managing Member. The provisions of this Section 4.02 shall not be construed to replace the restrictions set forth in Section 7.01.

4.03 Capital Contributions. Each Person who is a Member as of the Effective Date (other than the Managing Member) has made, or is deemed to have made, its respective Capital Contributions as set forth in the books and records of the Company. Without prejudice to the other provisions of this Article 4, any Capital Contribution made shall be treated as property of the Company and not the contributing Member. The Company hereby acknowledges and accepts that any Capital Contribution made or deemed to be made prior to the date of this Agreement shall be treated as having been contributed in consideration for the issuance of Units (as reflected by the holdings of Units set out in Exhibit A).

4.04 Capital Calls; Optional Capital Contributions.

(a) The Managing Member may from time to time make one or more capital calls to all, but not fewer than all, of the Members by written notice to the Members (each such written request, a “Capital Call” and such notice, a “Capital Call Notice”), which Capital Call Notice shall contain the following information: (i) the purpose for which the requested Capital Contribution will be used, (ii) the total amount of Capital Contributions requested from all Members, (iii) the amount of Capital Contribution requested from the Member to whom the request is addressed, which shall equal an amount equal to the total amount of the Capital Call multiplied by such Member’s Percentage Interest as of the date of such Capital Call, and (iv) the date on which payments of the Capital Contributions are due (which date shall not be less than 30 calendar days following the date on which the Capital Call Notice is given or sooner if the Managing Member determines that such Capital Contributions are needed as promptly as practicable) and the method of payment, and, subject to Section 4.04(b), the Members will have the option (but not the obligation) to make such additional Capital Contributions (“Subsequent Capital Contributions”) to the Company in accordance with the terms specified in such Capital Call. Notwithstanding the foregoing, no Member shall be required to make any Subsequent Capital Contribution (other than such Member’s Capital Contributions as of the Effective Date) to the Company pursuant to this Agreement.

(b) With respect to any Capital Call, if any Member (the “Non-Contributing Member”) does not elect or otherwise fails to make all or any portion of its share of any Subsequent Capital Contribution on the date specified in the Capital Call Notice pursuant to such Capital Call, then (i) notwithstanding anything in this Agreement to the contrary, such Non-Contributing Member hereby consents to the dilution of its Percentage Interest as provided in Section 4.04(d) in respect of Capital Calls and corresponding dilution made on a bona fide Fair Market Value basis and (ii) the Managing Member shall within three (3) Business Days after such failure to fund such Subsequent Capital Contribution (such notice, a “Capital Contribution Shortfall Notice”) deliver a written notice to each Member that has made its Subsequent Capital Contribution on or prior to the date specified in the Capital Call Notice (each such Member, with respect to such Subsequent Capital Contribution, a “Contributing Member”), stating the aggregate amount of such Subsequent Capital Contributions not made by the Non-Contributing Member(s) (in the aggregate, a “Capital Contribution Shortfall Amount”). The Contributing Members shall have the option to make Subsequent Capital Contributions to the Company in accordance with the procedure set forth in Section 4.04(c) to fund the Capital Contribution Shortfall Amount.

(c) In the event of a Capital Contribution Shortfall Amount, each Contributing Member electing to fund such Capital Contribution Shortfall Amount shall deliver, not more than ten (10) days after its receipt of the Capital Contribution Shortfall Notice, a written notice to the Company and each other Member, indicating whether such Contributing Member intends to provide its share (on a pro rata basis among all such electing Contributing Members based on such Contributing Members’ relative Percentage Interests) of such Capital Contribution Shortfall Amount through Subsequent Capital Contributions. Notwithstanding the foregoing, but subject to Section 6.02, with the consent of the Managing Member, the Contributing Members may, in lieu of making a Subsequent Capital Contribution with respect to all or any portion of the applicable Capital Contribution Shortfall Amount, provide one or more Member loans to the Company on such reasonable terms as such Contributing Member and the Managing Member may agree at the time of such funding.

(d) To the extent a Member funds Subsequent Capital Contributions pursuant to this Section 4.04, the Units and Percentage Interests of the Members shall be adjusted as follows: each Member shall be issued an additional number of Units proportional to the amount of such Subsequent Capital Contribution made by such Member, thereby diluting the Percentage Interest of the Non-Contributing Members, such increase and dilution to be based on the Fair Market Value of the Company immediately prior to the time of such Subsequent Capital Contribution as determined by the Managing Member. All Units issued to a Class A Member in respect of a Subsequent Capital Contribution shall be Class A Units, and all Units issued to a Class B Member in respect of a Subsequent Capital Contribution shall be Class B Units. Upon any such adjustment, the Managing Member shall update Exhibit A appropriately.

4.05 No Other Capital Contribution or Loan Obligations. No Member shall be required or permitted to make any Capital Contributions or loans to the Company except pursuant to this Article 4, except as otherwise agreed by such Member and the Managing Member, subject to Section 6.02, as applicable.

4.06 No Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.07 Unit Certificates. As of the Effective Date, the Units will not be represented by certificates. Upon the written request of any Member to the Managing Member, its Units shall be evidenced by a Unit Certificate issued to such Member. Any Unit Certificate shall state on its face (a) that the Units evidenced thereby are subject to the restrictions of transfer set forth in this Agreement, as applicable, and (b) that it is subject to the terms and conditions of this Agreement. Only the Managing Member may authorize the issuance of a Unit Certificate, and the Unit Certificate shall be executed on behalf of the Company by any Officer or other authorized person of the Company. Evidence of the issuance of each Unit Certificate shall be recorded in the books of the Company. Upon the issuance of any Unit Certificate to any Member, the Company shall cause the Units of all other Members to also be evidenced by Unit Certificates and thereafter all Units shall be required to be evidenced by a Unit Certificate unless and until such time that this Agreement is further amended to provide that Units are no longer required to be evidenced by Unit Certificates (at which time the Members must also revoke the provisions of Section 12.09(a) of this Agreement).

4.08 Preemptive Rights.

(a) If following the Effective Date and prior to an IPO, the Company shall propose to, or the Managing Member shall propose to cause the Company to, issue any New Units or other Equity Securities to any Person, in each case other than in a Permitted Issuance (collectively, “Additional Securities”), then each Eligible Member (the “Preemptive Members”) shall have the right to purchase (the “Preemptive Right”), on the same terms and at the same purchase price set forth in the Preemptive Notice, up to that number of Additional Securities (the “Pro Rata Share”) equal to the product of (x) the quotient (expressed as a percentage) obtained by dividing the Percentage Interest of such Preemptive Member by the aggregate Percentage Interest of all Preemptive Members and (y) the number of such Additional Securities to be issued.

(b) In connection with any issuance of Additional Securities, the Company shall, by written notice (the “Preemptive Notice”), provide an offer to sell to each Preemptive Member that number of Additional Securities of any proposed issuance equal to its Pro Rata Share (subject to the Additional Purchase Right) as calculated in accordance with Section 4.08(a), which Preemptive Notice shall include (i) the applicable purchase price per Additional Security, (ii) the aggregate amount of Additional Securities offered, (iii) the number of Additional Securities offered to such Preemptive Member as its Pro Rata Share in accordance with Section 4.08(a), (iv) the proposed closing date (which shall be no less than fifteen (15) Business Days from the date of such notice), (v) the place and time for the issuance thereof, and (vi) any other material terms and conditions of the offer. Within ten (10) Business Days after the date of receipt of the Preemptive Notice, any Preemptive Member wishing to exercise its Preemptive Right concerning such Additional Securities shall deliver notice to the Company setting forth the number of Additional Securities which such Preemptive Member irrevocably commits (unless such offering is terminated by the Company) to purchase (which may be for all or any portion of such Additional Securities offered to such Preemptive Member as its Pro Rata Share in the Preemptive Notice). Subject to the terms of Section 4.08(c), each Preemptive Member shall have the additional right (the “Additional Purchase Right”) to offer in its notice of exercise to purchase any or all of the Additional Securities not accepted for purchase by any other Preemptive Member, in which event such Additional Securities not accepted by any other Preemptive Member shall be deemed to have been offered to and accepted by the Preemptive Members exercising such Additional Purchase Right in proportion to their relative Percentage Interests on the same terms and at the same price per Additional Security as those specified in the Preemptive Notice, but in no event shall any Preemptive Member exercising its Additional Purchase Right be allocated a number of Additional Securities in excess of the maximum number such Preemptive Member has offered to purchase in its notice of exercise. Subject to the terms of Section 4.08(c), each Preemptive Member so exercising its right under this Section 4.08 shall be entitled and obligated to purchase that number of Additional Securities specified in such Preemptive Member’s notice on the terms and conditions set forth in the Preemptive Notice; provided that any such purchase shall occur simultaneously with the sale and purchase of all Additional Securities proposed to be sold in accordance with the Preemptive Notice.

(c) If the Preemptive Members fail to exercise the rights set forth in this Section 4.08 with respect to any portion of the Additional Securities, the Company shall have twelve (12) months from the date of the Preemptive Notice to sell such portion of the Additional Securities in respect of which such Preemptive Members’ rights were not exercised, at a price no less than the price set forth in the Preemptive Notice and on terms and conditions no less favorable in the aggregate to the Company than as stated in the Preemptive Notice. If the Company has not sold such Additional Securities within twelve (12) months of the date of the Preemptive Notice, then the Company shall not thereafter issue or sell any Additional Securities without first offering such Additional Securities to the Preemptive Members in accordance with this Section 4.08; provided, that, if the consummation of such sale is subject to the receipt of any Governmental Authorizations and such Governmental Authorizations have not been received by the end of such twelve (12) month period, such twelve (12) month period shall automatically be extended for an additional thirty (30) days following receipt of such Governmental Authorizations.

(d) Notwithstanding anything in this Section 4.08 to the contrary, the Company may at its option determine not to proceed with the offering contemplated by the Preemptive Notice, in which case (i) the Company shall provide written notice of such determination to the Preemptive Members, and (ii) any subsequent proposed issuance of Additional Securities shall once again be subject to the terms of this Section 4.08.

(e) Notwithstanding anything in this Agreement to the contrary, in lieu of offering Additional Securities to the Preemptive Members at the time such Additional Securities are offered to any other Person, the Company may comply with the provisions of this Section 4.08 by making an offer to sell (or cause to be sold) to the Preemptive Members all or any portion of their Pro Rata Share of such Additional Securities promptly after the sale to such other Person is consummated, in each case, taking into account the number of Additional Securities actually sold to such other Person; provided, that, such offer to the Preemptive Members shall be made promptly and in no event later than ten (10) Business Days following the consummation of the sale to such other Person. In the event the Company sells any Additional Securities to any other Person pursuant to this Section 4.08(e) before making an offer to sell such Additional Securities to the Preemptive Members, the Company shall not make any distributions or permit any payment with respect to, or Disposition of, any such Additional Securities (including in connection with any Sale of the Company) prior to complying with the notice and offering requirements of this Section 4.08(e) and the consummation of any issuance of Additional Securities to the Preemptive Members who elect to exercise their rights under this Section 4.08.

ARTICLE 5

DISTRIBUTIONS

5.01 Distributions of Available Cash. Subject to applicable Law (including Section 18-607 of the Act) and to any restrictions, conditions or other terms set forth in this Agreement, the Managing Member shall seek to distribute Available Cash (determined as of the end of each Quarter) to each Member on a pro rata basis in accordance with such Member’s respective Percentage Interest promptly following the end of such Quarter; provided, that notwithstanding the foregoing such distributions of Available Cash shall be made at such time and in such aggregate amounts as determined by the Managing Member.

5.02 Distributions on Dissolution and Winding-Up. Upon a Dissolution Event, all available proceeds distributable to the Members as determined under Section 11.02 shall be distributed to each Member on a pro rata basis based upon its respective Percentage Interest. If a distribution under Section 11.02 is in property other than cash, the value of such distribution shall be deemed to be the Fair Market Value of such property. A distribution in kind of an asset to a Member shall be deemed, for the purposes of Article 11, a distribution in an amount equal to the Fair Market Value of the assets so distributed.

5.03 Amounts Withheld. If the Company is required by Law to make any payment to any Governmental Authority that is specifically attributable to, or on behalf of, a Member (or former Member) in its capacity as such (including federal, state, local or non-U.S. withholding taxes), the Company is authorized to withhold from payments and distributions to the Members and to pay over to any federal, state, or local Governmental Authority any such amounts. All amounts withheld or paid over pursuant to the Code or any provisions of any other applicable Law with respect to any payment or distribution to a Member shall, to the extent properly remitted to the appropriate Governmental Authority, be treated for all purposes under this Agreement as amounts paid or distributed pursuant to this Article 5 to such Member with respect to which such amount was withheld. To the extent that any required withholding with respect to a Member is not satisfied by reducing from any concurrent cash distributions, such withholding may be satisfied from the next distributions made to such Member or, at the option of the Managing Member, such Member shall indemnify the Company for such withholding. Each Member will furnish the Managing Member and the Company with such information as may reasonably be requested by the Managing Member from time to time to determine whether withholding is required, and each Member will promptly notify the Managing Member and the Company if such Member determines at any time that it is subject to withholding. A Member’s obligation to indemnify and make payments to the Company under this Section 5.03 will survive the Transfer or termination of such Member’s interest in the Company, the termination of this Agreement and the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.03, the Company will be treated as continuing in existence.

ARTICLE 6

MANAGEMENT

6.01 Management by Managing Member.

(a) The business and affairs of the Company shall, subject to the limitations expressly set forth in this Agreement, including Sections 6.02 and 6.03, be managed by the Managing Member. The Class A Member(s) shall have the right to appoint and to remove the Managing Member and to designate a successor Managing Member. As of the Effective Date, the Class A Member(s) have appointed Vistra Vision Management LLC as the Managing Member of the Company.

(b) The Managing Member shall have full and exclusive power and authority on behalf of the Company to conduct, direct, and exercise control over all activities of the Company, to manage and administer the business and affairs of the Company, and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company, including the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business, without the need for approval by or any other consent from any other Member except as otherwise expressly provided in this Agreement, including in Sections 6.02 and 6.03. Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member to such Member, no Member will have any authority to bind the Company or to transact any business for the Company. The Managing Member may delegate to one or more Persons all or any part of its power and authority as Managing Member hereunder, including pursuant to Section 6.05 or any management or services agreement the Company may enter into with any Person including (subject to Sections 6.02 and 6.03) any Affiliate of the Company or a Member, except for such power and authority with respect to the Fundamental Reserved Member Matters and Reserved Member Matters or other matters expressly requiring a vote by or consent of any other Members pursuant to this Agreement, all of which shall be expressly retained by the applicable Members.

6.02 Fundamental Reserved Member Matters. Prior to the consummation of a Qualified IPO, for so long as (i) the Class B Members as of the Effective Date, (ii) any Person who acquires Class B Units representing an aggregate Percentage Interest of at least seven and one-half percent (7.5%) from any one or more of such Class B Members in a single Disposition or series of related Dispositions made in accordance with this Agreement (the “Qualified Transferees”), and (iii) the respective Permitted Class B Transferees of the Class B Members as of the Effective Date and the Qualified Transferees (provided, however, that clause (c) of the definition of Permitted Class B Transferees shall be limited to Class B Members who were Class B Members as of the Effective Date and/or Qualified Transferees) (the Persons referenced in clauses (i) – (iii) collectively, the “Relevant Members”) collectively hold a Percentage Interest of at least one percent (1%) (or in the case of Section 6.02(d) at least five percent (5%)) (in any such case, excluding any decrease in the Class B Members’ collective Percentage Interest caused by any issuance of Equity Securities following the Effective Date, other than Equity Securities issued with the approval of the Class B Member Representative pursuant to this Section 6.02 or Section 6.03 (for the avoidance of doubt, Equity Securities issued pursuant to any Permitted Issuance shall be excluded from the determination of the Class B Members’ collective Percentage Interest for purposes of this Section 6.02 unless such Equity Securities were issued with the approval of the Class B Member Representative pursuant to this Section 6.02 or this Section 6.03)), the Company shall not, and the Managing Member shall cause the Company not to, directly or indirectly, take, and the Company shall not permit any of its Subsidiaries to take, any of the following actions (collectively, the “Fundamental Reserved Member Matters”) without having first obtained the approval of the Class B Member Representative (who shall act on behalf of all Class B Members), and any such act or transaction entered into without such approval shall be null and void ab initio and of no force or effect; provided, that if the Class B Member Representative fails to respond to any request for approval of a Fundamental Reserved Member Matter within five (5) Business Days of such request, the Class B Member Representative shall be deemed to have approved such action or decision with respect to such requested Fundamental Reserved Member Matter:

(a) (x) amend or waive this Section 6.02 or (y) amend or waive any other provision of this Agreement, any provision of the Delaware Certificate or any other organizational documents of the Company in a manner that would have the effect of materially and adversely affecting the Class B Members, in their capacities as such, in a disproportionate manner relative to the Class A Members, in their capacities as such;

(b) make any change to the organizational structure of the Company or any Subsidiary of the Company that would have the effect of materially and adversely affecting the limited liability of the Class B Members;

(c) make any tax classification election that would change the Company’s tax treatment as a corporation for U.S. federal tax purposes; or

(d) enter into or amend any Related Party Transaction, other than (i) (A) the entry into the Related Party Transactions set forth on Schedule 2 and any transaction contemplated thereby (each, a “Contemplated Related Party Transaction”) and (B) to the extent (1) entered into in the ordinary course of business of the Company or its Subsidiaries or (2) on terms substantially similar to the terms set forth therein, any amendment, modification, supplement, extension or replacement of such Related Party Transaction set forth on Schedule 2, (ii) Related Party Transactions that are on terms substantially similar to any Contemplated Related Party Transaction, except that any such Related Party Transaction may be (A) between or among Persons who are different (in whole or in part) than the parties to such Related Party Transaction and (B) with respect to assets that are different (in whole or in part) than the assets that are the subject of such Contemplated Related Party Transaction, (iii) Related Party Transactions that are on an arms-length basis (as to value) or the terms of which, taken as a whole, are comparable to, or more favorable to the Company or its applicable Subsidiaries than, those terms that could reasonably be obtained by the Company or its Subsidiaries in an arms-length transaction with a third party, (iv) Related Party Transactions in the ordinary course of business of the Company or its Subsidiaries, (v) Related Party Transactions expressly permitted by other provisions of this Agreement or approved by the Class B Member Representative, (vi) Related Party Transactions contemplated by Section 7.05 in anticipation of a Qualified IPO (including the issuance of Conversion Shares) or (vii) Related Party Transactions (or a series of Related Party Transactions) involving consideration not in excess of One Million Dollars ($1,000,000) per transaction.

6.03 Reserved Member Matters. Prior to the consummation of a Qualified IPO, for so long as the Relevant Members collectively hold a Percentage Interest of at least ten percent (10%) (excluding any decrease in the Class B Members’ collective Percentage Interest caused by any issuance of Equity Securities following the Effective Date, other than Equity Securities issued with the approval of the Class B Member Representative pursuant to Section 6.02 or this Section 6.03 (for the avoidance of doubt, Equity Securities issued pursuant to any Permitted Issuance shall be excluded from the determination of the Class B Members’ collective Percentage Interest for purposes of this Section 6.03 unless such Equity Securities were issued with the approval of the Class B Member Representative pursuant to Section 6.02 or this Section 6.03)) the Company shall not, and the Managing Member shall cause the Company not to, directly or indirectly, take, and the Company shall not permit its Subsidiaries to take, any of the following actions (collectively, the “Reserved Member Matters”) without having first obtained the approval of the Class B Member Representative (who shall act on behalf of all Class B Members), and any such act or transaction entered into without such approval shall be null and void ab initio and of no force or effect; provided, that if the Class B Member Representative fails to respond to any request for approval of a Reserved Member Matter within five (5) Business Days of such request, the Class B Member Representative shall be deemed to have approved such action or decision with respect to such requested Reserved Member Matter:

(a) amend the Company’s distribution policy in a manner that would have a material and adverse effect on the Class B Members in their capacities as such in a disproportionate manner relative to the Class A Members in their capacities as such (provided, that, any such amendments to the distribution policy that would result in an amendment of this Agreement shall be subject to Section 6.02(a));

(b) other than (i) as permitted by this Agreement (including pursuant to Section 7.03 and Section 7.05) or (ii) in connection with any transaction or series of transactions (A) solely by or among the Company or one or more of its Subsidiaries, or (B) that consists of the reorganization of ownership interests of the Company or any of its Subsidiaries among the

Company and its controlled Affiliates, (x) acquire in any transaction or series of related transactions any operating business or assets for consideration payable by the Company or its Subsidiaries in excess of $3,000,000,000 in the aggregate or (y) dispose of in any transaction or series of related transactions any operating business or assets of the Company or its Subsidiaries for consideration payable to the Company or its Subsidiaries in excess of $3,000,000,000 in the aggregate;

(c) except as otherwise permitted under Article 7 (other than Section 7.05), effect any acquisition, repurchase or redemption of Units other than on a pro rata basis among the Members;

(d) make any material change to the principal lines of business of the Company and its Subsidiaries, taken as a whole, including the acquisition of any material fossil fuel-generating assets (other than any such acquisitions that are (i) not material to Company and its Subsidiaries, taken as a whole or (ii) non-thermal (which includes hydrogen) assets);

(e) incur or guarantee any indebtedness for borrowed money by the Company or its Subsidiaries in an aggregate amount outstanding at any one time that, together with any existing indebtedness for borrowed money incurred or guaranteed by the Company and its Subsidiaries, would result in a ratio of (x) the aggregate amount of such indebtedness for borrowed money of the Company and its Subsidiaries and such guarantees thereof to (y) Company Adjusted EBITDA that is greater than 3.5:1 or other ratio approved by the Class B Member Representative; or

(f) other than pursuant to Section 7.03 or Section 7.05, voluntarily commence any bankruptcy or dissolution and winding up of the Company or any Subsidiary of the Company which is material to the business of the Company and its Subsidiaries, taken as a whole.

6.04 Standard of Care.

(a) Notwithstanding anything to the contrary in this Agreement (but without any negation, modification, or any other effect on the rights and obligations of the Members expressly provided for in this Agreement), the Members expressly intend, acknowledge and agree that, to the fullest extent permitted by applicable Law, none of the Managing Member (including in its capacity as such), any other Member or the Class B Member Representative shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities, including fiduciary duties, of the Managing Member (including in its capacity as such), any other Member or the Class B Member Representative otherwise existing at law or in equity, are agreed by the Members to modify, to such extent, such duties and liabilities of the Managing Member (including in its capacity as such), such other Members and the Class B Member Representative. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing.

(b) Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that, except as expressly set forth in this Agreement:

(i) to the fullest extent permitted by applicable Law, none of the Members (including the Managing Member in its capacity as such), the Class B Member Representative, each of their respective Affiliates and each of their and their Affiliates’ respective directors, officers, stockholders, managers, members, partners, employees, and agents shall have any fiduciary duty to the Company, any other Member, or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate or limit the implied contractual covenant of good faith and fair dealing;

(ii) to the fullest extent permitted by applicable Law, no Officer shall have any fiduciary duty to the Company, any Member, or any other Person in connection with the business and affairs of the Company; provided, however, that nothing herein shall eliminate or limit the implied contractual covenant of good faith and fair dealing;

(iii) to the fullest extent permitted by applicable Law, no Member (including the Managing Member in its capacity as such) or the Class B Member Representative is under any obligation to consider the separate interests of the Company or any of its Subsidiaries, the Members (including the tax consequences to the Members) or any other Person in deciding whether to take or approve (or decline to take or approve) any actions; and

(iv) the provisions of this Section 6.04 will apply for the benefit of each Member (including the Managing Member in its capacity as such) and the Class B Member Representative, and no standard of care, duty, or other legal restriction or theory of liability shall limit or modify the right of any Member (including the Managing Member in its capacity as such) or the Class B Member Representative to vote in the manner determined by such Member (including the Managing Member in its capacity as such) or the Class B Member Representative in its sole and absolute discretion, with or without cause, subject to such conditions as it shall deem appropriate, and, to the fullest extent permitted by Law, without taking into account the interests of, and without incurring liability to, the Company, any other Member, or any officer or employee of the Company.

(c) To the maximum extent permitted by applicable Law but except as expressly set forth in this Agreement, each Member hereby releases and forever discharges each other Member (including the Managing Member in its capacity as such), the Class B Member Representative and each of their respective Affiliates from all liabilities that such other Member (including the Managing Member in its capacity as such), the Class B Member Representative or each of their respective Affiliates might owe, under the Act or otherwise, to the Company, the releasing Member, or its Affiliates on the ground that any decision of such other Member (including the Managing Member in its capacity as such) or the Class B Member Representative to grant or withhold any vote, consent, or approval constituted the breach or violation of any standard of care, any fiduciary duty, or any other legal restriction or theory of liability applicable to such other Member, its Affiliates or the Class B Member Representative; provided, however, that nothing herein shall eliminate any Member’s liability for any act or omission that constitutes a violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.04 shall limit or waive any claims against, actions, rights to sue, other remedies, or other recourse of the Company, any Member, or any other Person may have against any Member for a breach of contract claim relating to any binding agreement, including this Agreement.

6.05 Officers. The Managing Member may from time to time as it deems advisable appoint officers of the Company (each, an “Officer”) to act on behalf of the Company and assign in writing titles (including President, Vice President, Secretary, and Treasurer) to any such Person, and, except as otherwise limited by the written instrument appointing such Officer, any such assignment of such title shall constitute the delegation to such Person of the authorities and duties that are normally associated with such title. Each Officer shall hold office until his successor shall have been duly appointed or until his death, resignation, or removal. Any Officer may be removed by the Managing Member at any time for any reason, with or without cause, in its sole discretion. Any new or replacement Officer shall be duly appointed in writing by the Managing Member. All Officers shall serve at the discretion of and subject to the direction of the Managing Member.

6.06 Business Opportunities.

(a) Each Member, including the Managing Member, and each Affiliate of a Member and its and their respective equityholders may engage in and possess interests in business ventures of any and every type and description, independently or with others, including ones in competition with the Company or its Subsidiaries, with no obligation to offer to the Company, any other Member, or any Affiliate of another Member the right to participate therein. Subject to Section 6.02 and Section 6.03, as applicable, the Company may transact business with any Member or Affiliate thereof, and no such Member or Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any business activities. No Member, including the Managing Member, or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such business activities with, the Company, any other Member, or any Affiliate of any other Member, by reason of such business activities. The provisions of this Section 6.06 constitute an agreement to modify or eliminate, as applicable, fiduciary duties pursuant to the provisions of Section 18-1101 of the Act or other Law.

(b) In furtherance of the foregoing, each Member:

(i) renounces in advance each and every interest or expectancy it or any of its Affiliates might be considered to have under the Act, at law or in equity, in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any other Member (including the Managing Member) or its Affiliates now or in the future engages, that is presented to the Company, to any other Member (including the Managing Member), to any of their respective Affiliates, or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of the Company or of any other Member (including the Managing Member) or any of their respective Affiliates; and

(ii) waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any other Member (including the Managing Member) or any of its Affiliates might be considered to owe to the waiving Member, at law (including common law) or in equity, to offer to the Company or the waiving Member or any of its Affiliates any such business opportunity or any opportunity to participate in any such business opportunity.

(c) The Company:

(i) renounces in advance each and every interest or expectancy it might be considered to have under the Act, at law or in equity, or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Member (including the Managing Member) or any of its Affiliates now or in the future engages, which is presented to such Member or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of such Member or any of its Affiliates; and

(ii) waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any Member (including the Managing Member) or any of its Affiliates might be considered to owe to the Company, at law or in equity, to offer to the Company any such business opportunity or any opportunity to participate in any such business opportunity.

6.07 Exculpation and Indemnification.

(a) To the fullest extent permitted by Law, each present and former Member (including the Managing Member in its capacity as such) and officer of the Company and its Subsidiaries, and each present and former Affiliate of a Member (including the Managing Member in its capacity as such), and each of their respective present and former officers, directors, stockholders, partners, members, managers, employees, Affiliates, representatives, and agents, and their respective successors, heirs, and legal and personal representatives (each, a “Covered Person”) shall have no liability to the Company, any Member, or any other Person and is hereby exculpated from any liability arising out of or relating to the Company, its Subsidiaries or its or their respective business, assets, properties, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person has breached the express provisions of this Agreement or the implied contractual covenant of good faith and fair dealing, engaged in bad faith, fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such Covered Person’s conduct was criminal. Notwithstanding the foregoing, nothing in this Section 6.07 shall be deemed to impose fiduciary duties on any Member or otherwise modify or limit the standard of care set forth in Section 6.04.

(b) To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Claims in which such Covered Person may be involved, or threatened to be involved, as a party or otherwise, arising out of or relating to the Company, its Subsidiaries or its or their respective business, assets, properties, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that no Covered Person shall be entitled to indemnification under this

Section 6.07(b) with respect to any Claim to the extent (i) there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such Covered Person has breached the express provisions of this Agreement or the implied contractual covenant of good faith and fair dealing, engaged in bad faith, fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such Covered Person’s conduct was criminal or (ii) initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Managing Member in connection with Claims brought against such Covered Person by Persons that are not the Company (or any of its Subsidiaries). Expenses incurred by a Covered Person in defending any Claim shall be paid by or on behalf of the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.07(b).

(c) The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement for such Covered Person in connection therewith, and any obligation on the part of any other indemnitor under any other agreement to indemnify or advance expenses to such Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that such Covered Person may collect as indemnification or advancement from the Company. Subject to the foregoing, the Company shall be subrogated to the rights of such Covered Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, that is not an Affiliate of any Member (or any insurance policy covering such Member or its Affiliates) to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Covered Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification. Any such Covered Person shall fully cooperate with the Company, at the Company’s expense, in its efforts to enforce against any such third party the rights to which it is so subrogated.

(d) The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Covered Persons under this Agreement shall apply to any amounts expended by any other indemnitor under any other agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any Claims to the extent such amounts extended by such other indemnitor are on account of any unpaid indemnity amounts hereunder.

(e) The right of any Covered Person to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of Law or equity, and shall extend to such Covered Person’s successors, assigns, and legal representatives. The right of any Covered Person to the indemnification provided herein shall remain in full force and effect and continue as to any Person who ceases to be a Covered Person with respect to any indemnifiable claim to the extent arising (i) during the period in which such Person was a Covered Person, or (ii) out of facts, circumstances, events, or actions which took place during the period in which such Person was a Covered Person.

(f) The satisfaction of any indemnification obligation pursuant to this Section 6.07 shall be from and limited to the Company assets (including insurance and any agreements pursuant to which the Company or its officers or employees are entitled to indemnification) and no Member, in such capacity, shall be subject to personal liability with respect to such obligations.

(g) If this Section 6.07 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or properly constituted arbitration panel, then the Company shall nonetheless, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Person entitled to be indemnified pursuant to this Section 6.07 as to liabilities to the full extent permitted by any applicable portion of this Section 6.07 that shall not have been invalidated.

ARTICLE 7

DISPOSITIONS AND DISPOSITION RESTRICTIONS

7.01 General Restrictions on Dispositions.

(a) No Class B Units or any right pertaining thereto, including the right to vote or consent on any matter or to receive distributions or advances from the Company pursuant thereto, may be Disposed of except in compliance with this Section 7.01 and (i) with the prior written consent of the Managing Member, (ii) to a Permitted Class B Transferee, or (iii) pursuant to and in compliance with Section 7.02 (Right of First Offer), Section 7.03 (Drag-Along Transaction), Section 7.04 (Tag-Along Transaction) or Section 7.05 (IPO). Each Class B Member shall provide the Managing Member and the other Members with prior written notice of any proposed Disposition of its Units pursuant to Section 7.01(a)(ii); provided however, that no such notice or ROFO Notice may be delivered by a Class B Member following delivery by Vistra Member of notice of a Drag-Along Transaction pursuant to Section 7.03. Any attempted Disposition of a Unit other than in strict accordance with this Article 7 shall be, and is hereby declared, null and void ab initio. Notwithstanding anything to the contrary herein, (x) Class A Units may be Disposed of in whole or in part at any time without the consent of the Managing Member or any other Member; provided, however, that any such Disposition of Class A Units shall be subject to the provisions of Section 7.01(b) through (c) and Section 7.04, if applicable.

(b) An Assignee shall be admitted to the Company as a Member, with respect to the Unit so Disposed of to such Assignee, if such Disposition is effected in accordance with Section 7.01(a), this Section 7.01(b) and the other applicable provisions of this Article 7. In addition to the requirements set forth in Section 7.01(a), any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided that the Managing Member, in its sole and absolute discretion, may waive any such requirements:

(i) Disposition Documents. The following documents must be delivered to the Managing Member and must be reasonably satisfactory, in form and substance, to the Managing Member:

(A) Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected duly executed by the parties thereto.

(B) IRS Form W-9. A properly completed and duly executed IRS Form W-9 evidencing the Assignee’s status as a “United States person” pursuant to Section 7701(a)(30) of the Code.

(C) Ratification of this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 7.01(b)(i)(A): (aa) the notice address of the Assignee; (bb) the Percentage Interests, after giving effect to the Disposition, of the Disposing Member and its Assignee (which together must total the Percentage Interest of the Disposing Member before the Disposition); (cc) to the extent such Disposition is a direct Disposition of Units held by the applicable Disposing Member, the Assignee’s adoption of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it as of the date of such instrument and the representations and warranties in Section 3.02(e) will continue to be true and correct; and (dd) representations and warranties by the Disposing Member and its Assignee that the Disposition and admission is being made in accordance with this Agreement and all Laws.

(ii) Payment of Expenses. Except as otherwise expressly provided in this Agreement, the Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission promptly following the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined.

(iii) No Release. No Disposition of a Unit shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

(iv) No Violation of Laws. No Disposition of a Unit shall be permitted unless such Disposition is being made (A) pursuant to a valid exemption from registration under the Securities Act and any applicable state securities Law and in accordance with such securities Laws and (B) in accordance with all other applicable Laws.

(v) Intended Tax Treatment. No Disposition shall be permitted if such Disposition could (individually or taken together with any other Disposition(s)) reasonably be expected to prevent or impede the EH Stock Contributions or the Vistra Contribution from qualifying for the Intended Tax Treatment.

(vi) 1940 Act; Investment Advisors Act; ERISA. No Disposition shall be permitted if such Disposition would subject the Company to regulation under the 1940 Act, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended.

(vii) No Additional Liability. No Disposition of a Class B Unit shall be permitted if such Disposition would impose material liability or material reporting obligations on the Company or any Member thereof in any jurisdiction, whether domestic or foreign, or result in the Company or any Member thereof becoming subject to the jurisdiction of any Governmental Authority anywhere, other than the Governmental Authorities in which the Company or such Member is then subject to such liability, reporting obligation or jurisdiction.

(viii) Excluded Party. Other than any Disposition pursuant to Section 7.03 or Section 7.04, no Disposition of a Class B Unit (including Dispositions to Affiliates of a Class B Member) shall be made to an Excluded Party.

(c) Notwithstanding anything in this Agreement to the contrary, other than Dispositions pursuant to and in accordance with Sections 7.03, 7.04 or 7.05, no Member may Dispose of all or any portion of its Units to the extent the transferee is a Person who is a Related Party and such Disposition would result in a recapture or a disallowance of a tax credit claimed with respect to the output of any Company asset.

(d) Except for Permitted Loan Financings, no Class B Member shall use its Units or allow its Units to be used as collateral for the issuance of any securities or otherwise.

7.02 Vistra Right of First Offer.

(a) If, at any time, any Class B Member(s) or any of its direct or indirect equityholders (such Class B Member(s) on behalf of itself or its direct or indirect equityholders, an “Offering Member”) desires to Dispose of all or any portion of the Class B Units held directly or indirectly by such Offering Member that such Offering Member is permitted to sell pursuant to Section 7.01 to any Person (other than a Permitted Class B Transferee) that is not an Excluded Party, then the Offering Member will first provide written notice to Vistra Member offering to sell such Class B Units to Vistra Member, which notice shall (i) include the number of Class B Units to be Disposed (including Class B Units held indirectly through interests in the Avenue Aggregator, the “ROFO Units” and each such notice, a “ROFO Notice”) and (ii) state the Offering Member’s bona fide intention to Dispose of the ROFO Units. Vistra Member (or any Affiliate thereof) shall have a period of thirty (30) days after receipt of the ROFO Notice (the “ROFO Offering Period”) to propose a cash purchase price for all (but not less than all) of the ROFO Units, along with any other material terms and conditions applicable to the Disposition (an “Offer Notice”). The delivery of an Offer Notice shall constitute an irrevocable commitment for a period of ninety (90) days following delivery of such Offer Notice to purchase all of the ROFO Units specified in the Offer Notice at the cash price and on the terms set forth in the Offer Notice. The Offering Member may, in its sole discretion, accept or reject the offer in such Offer Notice by delivery of written notice to such effect (an “Acceptance Notice” or a “Rejection Notice”, as the case may be) to Vistra Member (or the applicable Affiliate thereof), within ten (10) Business Days after receipt of the Offer Notice (“ROFO Reply Period”). If the Offering Member does not timely deliver an Acceptance Notice or a Rejection Notice in response to an Offer Notice, then the

Offering Member will be deemed to have delivered an Acceptance Notice as of the end of the ROFO Reply Period. By delivering the ROFO Notice, subject to receipt and acceptance of an Offer Notice, the Offering Member shall be deemed to be representing and warranting to the Company and Vistra Member that the Offering Member has all of the necessary power and authority to sell such ROFO Units and that the ROFO Units are free and clear of any and all Encumbrances other than those arising under this Agreement. With respect to any proposed Disposition of Class B Units pursuant to this Section 7.02 that is not proposed to be a Disposition of Units directly by the applicable Class B Members, the applicable Offering Member and the applicable Class B Member shall cause the provisions of this Section 7.02 to apply in such manner so that Vistra Member has the right to acquire such Class B Units directly from the applicable Class B Member subject to and in accordance with this Section 7.02 as if such proposed indirect Disposition of ROFO Units were a proposed direct Disposition of such ROFO Units. For the avoidance of doubt, Vistra Member shall not, and shall have no right to, acquire any Equity Securities in any Class B Member (and instead shall have the right to acquire Class B Units as provided herein) in connection with the right of first offer set forth in this Section 7.02.

(b) If Vistra Member (or any Affiliate thereof) delivers an Offer Notice and the Offering Member delivers (or is deemed to have delivered) an Acceptance Notice, in each case within the time period provided for in Section 7.02(a), then Vistra Member (or the applicable Affiliate thereof) shall be obligated to purchase, and the Offering Member shall be obligated to sell to Vistra Member (or such Affiliate), such ROFO Units at such price and upon such terms and conditions as specified in the Offer Notice. The consummation of such purchase and sale shall occur on a date reasonably selected by Vistra Member that is within one hundred eighty (180) days after the delivery of such Acceptance Notice, unless a longer period is needed to obtain any Governmental Authorizations reasonably necessary to consummate the ROFO Unit purchase and sale in accordance with Section 7.02(c). Unless otherwise mutually agreed, the closing of such purchase and sale shall be consummated by exchange of electronic documents and signatures.

(c) The Company, Vistra Member and the Offering Member will cooperate in the obtaining of all Governmental Authorizations and third-party approvals and consents (including clearances and expirations of waiting periods) reasonably necessary to consummate, and will use their respective commercially reasonable efforts to satisfy any conditions to the consummation of, a ROFO Unit purchase and sale under this Section 7.02; provided that in no circumstance shall anything contained in this Agreement be deemed to require Vistra Member or the Offering Member to (i) pay any money to any Governmental Authority or other Person with respect to obtaining such Governmental Authorizations or third party approvals or consents (other than de minimis filing fees or similar costs) or (ii) agree to undertake any action or to provide any efforts with respect to obtaining any Governmental Authorization or other third-party approvals, consents or clearances that includes an obligation to litigate with any Governmental Authority or other body or to divest or hold separate any assets or investments of such Member or its Affiliates or the Company or its Subsidiaries or to take any other mitigating action that could negatively affect the reputation or other assets or investments of such Member or its Affiliates or the Company or its Subsidiaries.

(d) If Vistra Member (or any Affiliate thereof) delivers an Offer Notice and the Offering Member delivers a Rejection Notice, in each case within the time periods provided for in Section 7.02(a), then neither Vistra Member nor any Affiliate thereof shall be obligated to purchase, and the Offering Member shall not be obligated to sell to any such Person, the ROFO Units, and the Offering Member may sell (subject to compliance with Section 7.01), the ROFO Units to any Person that is not an Affiliate of the Offering Member (or a Permitted Class B Transferee of the Class B Member whose Units are the subject of the proposed Disposition) or an Excluded Party (i) at an aggregate price per Unit (as reasonably allocated by the Offering Member in good faith to the ROFO Units in connection with any indirect Disposition of ROFO Units that is permitted to be made pursuant to this Section 7.02) that is not less than one hundred and three percent (103%) of the aggregate price per Unit set forth in the Offer Notice and (ii) otherwise on terms as or more favorable to such Person than set forth in the Offer Notice, taken as a whole. If such sale is not consummated within twelve (12) months after the expiry of the ROFO Offering Period, then the Offering Member may not effect a Disposition of all or any portion of the ROFO Units without again delivering a ROFO Notice to Vistra Member in accordance with the terms hereof and otherwise complying with this Section 7.02, except as otherwise expressly permitted pursuant to Article 7; provided, that, if the consummation of such sale is subject to the receipt of any Governmental Authorizations and such Governmental Authorizations have not been received by the end of such twelve (12) month period, such twelve (12) month period shall automatically be extended for an additional thirty (30) days following receipt of such Governmental Authorizations.

(e) If neither Vistra Member nor any Affiliate thereof delivers an Offer Notice within the time periods provided for in Section 7.02(a), then neither Vistra Member nor any Affiliate thereof shall be obligated to purchase, and the Offering Member shall not be obligated to sell to any such Person, the ROFO Units, and the Offering Member may sell (subject to compliance with Section 7.01) the ROFO Units to any Person that is not an Affiliate of the Offering Member (or a Permitted Class B Transferee of the Class B Member whose Units are the subject of the proposed Disposition) or an Excluded Party (i) at any price and (ii) on any terms it may, in its sole discretion, find agreeable. If such sale is not consummated within twelve (12) months after the expiry of the ROFO Offering Period, then the Offering Member may not effect such a Disposition of all or any portion of the ROFO Units without again delivering a ROFO Notice to Vistra Member in accordance with the terms hereof and otherwise complying with this Section 7.02, except as otherwise expressly permitted pursuant to Article 7; provided, that, if the consummation of such sale is subject to the receipt of any Governmental Authorizations and such Governmental Authorizations have not been received by the end of such twelve (12) month period, such twelve (12) month period shall automatically be extended for an additional thirty (30) days following receipt of such Governmental Authorizations. For the avoidance of doubt, any sale of ROFO Units to a third party pursuant to and in compliance with Section 7.02(d) or this Section 7.02(e) shall not require the prior written consent of the Managing Member pursuant to Section 7.01(a)(i).

(f) In connection with the proposed Disposition of ROFO Units that represent a Percentage Interest equal to at least ten percent (10%) to any Person other than Vistra Member pursuant to this Section 7.02, the Managing Member agrees to use commercially reasonable efforts, at the expense of the Offering Member, to cooperate in the marketing and Disposition of such ROFO Units to bona fide potential purchasers of such ROFO Units if such potential purchaser is subject to a customary confidentiality agreement with the Company with respect to the use and disclosure of any Confidential Information, including by (i) providing such financial and operational information with respect to the Company and its Subsidiaries as the Class B Member Representative may reasonably request (so long as such information is reasonably available), and

(ii) otherwise causing representatives of the Company and its Subsidiaries to cooperate (including by participating at reasonable times and in a reasonable number of management presentations, preparing marketing materials, and making reasonable diligence materials available in an electronic data room) with the Class B Member Representative, as reasonably requested by the Class B Member Representative, in connection with the marketing and Disposition of such ROFO Units. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to afford access or furnish information pursuant to this Section 7.02(f) to the extent (x) such information is subject to the terms of a confidentiality obligation with a third party or (y) the Company reasonably determines in good faith that affording such access or furnishing such information would (A) result in the disclosure of trade secrets of third parties, (B) cause competitive harm to the Company or its Subsidiaries, (C) expose the Company to risk of liability under data protection Laws for disclosure of personal information, (D) jeopardize the attorney-client or other privilege of the Company or any of its Subsidiaries or (E) violate applicable Law. Nothing in this Section 7.02(f) will be construed to require the Company or its Subsidiaries or any of their respective representatives to prepare any reports, analyses, appraisals, opinions or other information.

(g) For the avoidance of doubt, this Section 7.02 will not apply with respect to any Disposition made pursuant to and in accordance with Sections 7.01(a)(i) or (ii), 7.03, 7.04, or 7.05, and any proposed Disposition of Units that includes the ROFO Units initiated pursuant to Section 7.03 following the delivery of a ROFO Notice with respect to such ROFO Units shall instead be subject to the terms and conditions of Section 7.03 and the Offering Members shall have no further rights to Dispose of such ROFO Units under this Section 7.02 with respect to such originally initiated Disposition of such ROFO Units without again delivering a ROFO Notice to Vistra Member in accordance with the terms hereof and otherwise complying with this Section 7.02.

(h) Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Managing Member, Dispositions of Class B Units held by a Class B Member pursuant to this Section 7.02 (i) shall not be made more than one time per quarter of a Fiscal Year, (ii) shall not be made for a Percentage Interest of less than one percent (1%) in any Disposition unless such Disposition is made prior to the first anniversary of the Effective Date, and (iii) subject to the foregoing clauses (i) and (ii), may be made by any Class B Member and each beneficial holder in the Avenue Aggregator whether it holds Class B Units directly or indirectly through such Class B Member.

(i) Vistra Member will have the right to assign to the Company all or any portion of its rights under this Section 7.02.

(j) The provisions of this Section 7.02 will terminate immediately prior to the effectiveness of the registration statement in connection with a Qualified IPO.

7.03 Drag-Along Right.

(a) Notwithstanding anything to the contrary contained in this Agreement, so long as Vistra Member together with its Affiliates holds a Percentage Interest of at least fifty percent (50%), if Vistra Member and its Affiliates (the “Dragging Member”) propose to Dispose of greater than 50% of the Units then owned by Vistra Member and its Affiliates to a Person (other than an Affiliate of Vistra Member) (whether such Disposition is by way of purchase, exchange, merger, other form of transaction or a Sale of the Company, a “Drag-Along Transaction”), then, upon request of the Dragging Member, the Managing Member (the “Drag-Along Notifying Party”) shall notify each other Member (each, a “Drag-Along Member”) in writing at least ten (10) days prior to the consummation of the Drag-Along Transaction. Such notice shall identify the proposed purchaser, the number and type of Units to be sold (if applicable), the consideration offered and any other material terms and conditions of the Drag-Along Transaction, in each case, to the extent then-known. If the Drag-Along Notifying Party delivers such notice: (i) each Drag-Along Member shall sell the Applicable Drag Percentage of the Units held by such Drag-Along Member (provided, that, if the Drag-Along Transaction constitutes a Sale of the Company, then each Class B Member shall sell all of its Class B Units), (ii) each Drag-Along Member shall be deemed to approve the proposed Drag-Along Transaction, (iii) to the extent any vote or consent to such Drag-Along Transaction is required, each Drag-Along Member shall vote for and consent to such Drag-Along Transaction (including on behalf of all of its Units and on behalf of all Units with respect to which such Drag-Along Member has the power to direct the voting) and shall waive any dissenters’ rights, appraisal rights or similar rights which such Drag-Along Member may have in connection therewith, (iv) no Drag-Along Member shall raise any objections to the proposed Drag-Along Transaction, (v) subject to clause (vi) below, each Drag-Along Member shall execute all documents reasonably required to effectuate such Drag-Along Transaction, as determined by the Drag-Along Notifying Party, and (vi) each Drag-Along Member shall be obligated to provide (A) representations and warranties as are customary for transactions of the type, provided that no Drag-Along Member shall be required to make representations and warranties in connection with such Drag-Along Transaction other than customary representations and warranties with respect to (I) such Drag-Along Member’s due organization, power and authority, (II) such Drag-Along Member’s ownership of its Units and ability to freely Dispose such Units without Encumbrances (other than by reason of this Agreement), (III) non-contravention of such Drag-Along Member’s charter, bylaws or other organizational documents and non-contravention of Laws or judgments and (IV) the enforceable nature of such Drag-Along Member’s obligations under the documents for such sale to which it is a party, subject to customary exceptions (collectively, the “Member Representations”), to the extent such Member Representations shall also be made by other Drag-Along Members and the Dragging Member, and (B) covenants as are customary for transactions of the type (but not any non-competition, non-solicitation, or similar restrictive covenants other than customary confidentiality covenants). To the extent indemnification is required of the Drag-Along Members in connection with a Drag-Along Transaction, no Drag-Along Member will be required to be liable in respect of any indemnification provided in connection with such Drag-Along Transaction (w) for any amount in excess of (I) such Drag-Along Member’s pro rata share (based upon the relative aggregate amounts of consideration received by such Drag-Along Member as compared to the aggregate amounts received by all Members participating in such Drag-Along Transaction) of such indemnified amount, or (II) the consideration received by such Drag-Along Member in such Drag-Along Transaction, (x) for the breach of any other Drag-Along Member’s Member Representations, (y) for the breach of the Dragging Member’s Member Representations (or pursuant to an escrow for representations and warranties of the Company), or (z) other than on a several (and not a joint and several) basis with other Drag-Along Members and Vistra Member. Subject to the foregoing, each Drag-Along Member shall take all other actions reasonably necessary or desirable, as determined by the Drag-Along Notifying Party, to cause the consummation of the Drag-Along Transaction on the terms proposed by the Drag-Along Notifying Party.

(b) Upon the consummation of the Drag-Along Transaction, each Drag-Along Member shall receive, with respect to each Unit Disposed of by it in such Drag-Along Transaction, the same form (or the same choice of form) and amount of per Unit consideration as each other Member participating in such Drag-Along Transaction (less any applicable taxes or withholding obligations). The total consideration payable to the Members in connection with a Drag-Along Transaction shall be allocated among the Members in accordance with Section 5.01 and, for this purpose, such total consideration will be computed based upon the sum of (i) the cash included in such consideration, plus (ii) the Fair Market Value of any non-cash property included in such consideration; provided that, notwithstanding anything to the contrary herein, the Managing Member, at the direction of the Drag-Along Notifying Party, may elect to make any such distribution of non-cash property subject to restrictions (including the use of escrow accounts, lock-ups, or other contractual restrictions on the beneficial rights in respect of such shares or other equity interests) so long as such restrictions do not adversely affect the intended economic rights, preferences, privileges, or powers of the Members in respect of their Units.

(c) If a Drag-Along Transaction is consummated, then each Drag-Along Member shall bear a pro rata share (based upon the relative aggregate amounts of consideration received by such Drag-Along Member as compared to the aggregate amounts received by all Members participating in such Drag-Along Transaction) of all costs of the Drag-Along Transaction to the extent such costs are not otherwise paid by the Company or the acquiring party. The fees, costs, and expenses (including legal and expert fees and expenses) incurred by the Drag-Along Notifying Party and its Affiliates in connection with the consummation of a Drag-Along Transaction shall be deemed to be for the benefit of all Members for purposes of this Section 7.03(c), whether or not the Drag-Along Transaction is consummated; provided, that, if the Drag-Along Transaction is consummated, in no event shall any such Drag-Along Member’s pro rata share of the costs of the Drag-Along Transaction exceed the proceeds actually received by such Drag-Along Member in the Drag-Along Transaction. Costs incurred by any Drag-Along Member in connection with a Drag-Along Transaction shall not be considered costs of the Drag-Along Transaction hereunder and shall be the sole responsibility of such Drag-Along Member.

(d) In connection with a Drag-Along Transaction pursuant to this Section 7.03:

(i) if requested by the Drag-Along Notifying Party, the Company will promptly engage, on customary terms (including customary indemnification from the Company), a nationally recognized investment banking firm selected by the Managing Member to provide financial advisory services to the Company, and the Company shall pay the fees and expenses of such investment banking firm; and

(ii) the Company and the Members will cooperate in the obtaining of all Governmental Authorizations and third-party approvals and consents (including clearances and expirations of waiting periods) reasonably necessary to consummate, and will use their respective commercially reasonable efforts to satisfy any conditions to the consummation of, a Drag-Along Transaction under this Section 7.03; provided, that in no circumstance shall anything contained in this Agreement be deemed to require any Member to (i) pay any money to any Governmental Authority or other Person with respect to obtaining such Governmental Authorizations or third party approvals or consents (other than de minimis filing fees or similar costs) or (ii) agree to undertake any action or to provide any efforts with respect to obtaining any Governmental Authorization or other third-party approvals, consents or clearances that includes an obligation to litigate with any Governmental Authority or other body or to divest or hold separate any assets or investments of such Member or its Affiliates or the Company or its Subsidiaries or to take any other mitigating action that could negatively affect the reputation or other assets or investments of such Member or its Affiliates or the Company or its Subsidiaries.

(e) If the Drag-Along Transaction is not consummated within twelve (12) months from the delivery of the notice of Drag-Along Transaction pursuant to Section 7.03(a), then the Drag-Along Notifying Party must again comply with the notice and other requirements of this Section 7.03 in connection with any proposed Drag-Along Transaction; provided, that, if the consummation of such sale is subject to the receipt of any Governmental Authorizations and such Governmental Authorizations have not been received by the end of such twelve (12) month period, such twelve (12) month period shall automatically be extended for an additional thirty (30) days following receipt of such Governmental Authorizations.

(f) Notwithstanding anything contained in this Section 7.03, there shall be no liability on the part of the Drag-Along Notifying Party to the other Members (other than the obligation to return the limited power of attorney and the certificates, if any, and other applicable instruments representing Units received by the Drag-Along Notifying Party) or any other Person if the Drag-Along Transaction pursuant to this Section 7.03 is not consummated for whatever reason, regardless of whether the Drag-Along Notifying Party has delivered a notice of a Drag-Along Transaction pursuant to Section 7.03(a). The decision regarding whether to effect a Drag-Along Transaction pursuant to this Section 7.03 by the Drag-Along Notifying Party shall be in the sole and absolute discretion of the Drag-Along Notifying Party.

(g) With respect to a Drag-Along Transaction, each Member irrevocably constitutes and appoints a designee of the Dragging Member, with full power of substitution and resubstitution, as its true and lawful attorney in fact and agent with full power and authority in its name, place and stead to execute, acknowledge, verify, deliver, swear to, file and record at the appropriate public offices such documents as the Dragging Member deems necessary to carry out (to the extent consistent with the terms hereof) the provisions of this Section 7.03, including all consents, agreements and other instruments necessary to reflect or give effect to the provisions of this Section 7.03. The appointment by all Members of a designee of the Dragging Member, as attorney-in-fact, in each case to the extent set forth in the foregoing sentences of this Section 7.03(g), shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of a designee of the Dragging Member, to act as contemplated by this Section 7.03 in any filing and other action by it on behalf of the Company, shall survive the incapacity of any Person hereby giving such power, and the Disposition of all or any portion of the Units of such Person in the Company, and shall not be affected by the subsequent incapacity of such Person; provided that in the event of the Disposition by a Member of all of its Units in the Company, the foregoing power of attorney of a Disposing Member shall survive such Disposition and shall apply with respect to such Assignee upon such Assignee being admitted as a New Member pursuant to this Agreement. This power of attorney may be exercised by such attorney-in-fact for all Members (or any of them) by a single signature of a designee of the Dragging Member, acting as attorney-in-fact with or without listing all of the Members executing an instrument. Any Person dealing with the Company may conclusively presume and rely upon the fact that any instrument referred to above, executed by any holder of this power of attorney, is authorized, legal, valid and binding, without further inquiry. If required, each Member shall execute and deliver to a designee of the Dragging Member, within five (5) days after the receipt of a request therefor, such further designations, powers of attorney or other instruments as a designee of the Dragging Member, shall reasonably deem necessary for the purposes hereof. The Dragging Member shall keep the Class B Member Representative reasonably informed with respect to the status of all material matters handled by the Dragging Member under this Section 7.03(g) as reasonably requested by the Class B Member Representative.

(h) The Drag-Along Notifying Party shall not be entitled to consummate a Drag-Along Transaction pursuant to this Section 7.03 unless the gross consideration allocable to the Rollover Members in connection with such Drag-Along Transaction in respect of their Class B Units is equal to or exceeds the Fair Market Value of the Class B Units held by the Rollover Members.

(i) The provisions of this Section 7.03 shall terminate upon the earlier of (i) immediately prior to the effectiveness of the registration statement in connection with a Qualified IPO and (ii) a Class B Liquidity Event.

7.04 Tag-Along Rights.

(a) In the event Vistra Member and its Affiliates (in its capacity as such, a “Tag-Along Transferor”) proposes to Dispose of at least five percent (5%) of the then outstanding Class A Units to a Person (other than an Affiliate of Vistra Member), other than pursuant to Section 7.03 or Section 7.05, such Tag-Along Transferor shall deliver a written notice (the “Tag-Along Notice”) to the Class B Member Representative (on behalf of each Class B Member so long as the Class B Members collectively hold a Percentage Interest of at least five percent (5%)) (each such Class B Member, a “Tag-Along Offeree” ) at least twenty (20) days prior to consummating such Disposition (the “Tag-Along Transaction” ) specifying the identity of the prospective transferee(s) (to the extent then known), the number of the Tag-Along Transferor’s Units to be Disposed (the “Tag-Along Units”), the percentage of the Tag-Along Transferor’s aggregate Units to be Disposed (the “Tag-Along Percentage” ), and a summary of the material terms and conditions of the Disposition (if known). Each Tag-Along Offeree may elect to participate in the contemplated Disposition, at the same price per Unit and on the same terms and conditions applicable to the sale of the Class A Units by the Tag-Along Transferor in the Tag-Along Transaction as set forth in the Tag-Along Notice, by delivering written notice to the Tag-Along Transferor within fifteen (15) days after delivery of the Tag-Along Notice, which notice shall specify the number of Units that such Tag-Along Offeree desires to include in such proposed Disposition; provided that such number of Units shall not exceed the product of the Tag-Along Percentage and the total number of Units then held by such Tag-Along Offeree unless the consummation of such Disposition of Tag-Along Units by the Tag-Along Transferor would result in a Change of Control of the Company, in which case the Class B Member Representative may specify all or any portion of the Class B Units owned by each of the Tag-Along Offerees. If any Tag-Along Offeree does not give such notice prior to the expiration of the fifteen (15) day period for giving such notice, then such Tag-Along Offerees will be deemed to have elected not to participate in the Tag-Along Transaction. If no Tag-Along Offeree elects to participate in the Tag-Along Transaction (or if no Tag-Along Offeree timely delivers notice of its desire to participate in the Tag-Along Transaction), then the Tag-Along Transferor may Dispose of the applicable Tag-Along Units to any Person on the terms set forth in the Tag-Along Notice without any further obligation to the Tag-Along Offerees under this Section 7.04. If the Tag-Along Transaction is not consummated within twelve (12) months of the date of the Tag-Along Notice, then the Tag-Along Transferor must again comply with the terms of this Section 7.04 before Disposing of the Tag-Along Units; provided, that, if the consummation of such sale is subject to the receipt of any Governmental Authorizations and such Governmental Authorizations have not been received by the end of such twelve (12) month period, such twelve (12) month period shall automatically be extended for an additional thirty (30) days following receipt of such Governmental Authorizations.

(b) If one or more Tag-Along Offerees exercise their right of participation pursuant to Section 7.04(a), then, at the Tag-Along Transferor’s option, (a) the number of Units that the Tag-Along Transferor and each other participating Tag-Along Offeree may sell in the Tag-Along Transaction shall be reduced on a pro rata basis (based on the relative number of Units that each such Person validly elects to sell in such Tag-Along Transaction) to a number equal to the overall number of Units to be sold to the prospective purchaser, (b) the aggregate number of Units to be sold in the Tag-Along Transaction shall be increased to accommodate the Units of those participating Tag-Along Offerees pursuant to this Section 7.04, or (c) the Tag-Along Transferor shall acquire from each such exercising Tag-Along Offeree the number of Units that such Tag-Along Offeree requested to Dispose of to such prospective purchaser on substantially the same price, terms and conditions as would be applicable in a direct sale of such Units to the prospective purchaser pursuant to Section 7.04(a).

(c) In connection with any Tag-Along Transaction pursuant to this Section 7.04: (i) each participating Tag-Along Offeree shall be deemed to approve the proposed Tag-Along Transaction, (ii) to the extent any vote or consent to such Tag-Along Transaction is required, each participating Tag-Along Offeree shall vote for and consent to such transaction (including on behalf of all of its Units and on behalf of all Units with respect to which such Tag-Along Offeree has the power to direct the voting) and shall waive any dissenters’ rights, appraisal rights or similar rights which such Tag-Along Offeree may have in connection therewith, (iii) no participating Tag-Along Offeree shall raise any objections to the proposed Tag-Along Transaction, (iv) subject to clause (v) below, each participating Tag-Along Offeree shall execute all documents reasonably required to effectuate such Tag-Along Transaction, as determined by the Tag-Along Transferor, and (v) each participating Tag-Along Offeree shall be obligated to provide (A) representations and warranties as are customary for transactions of the type, provided, that no such Tag-Along Offeree shall be required to make representations and warranties in connection with such sale other than Member Representations, to the extent such Member Representations shall also be made by other participating Tag-Along Offerees and the Tag-Along Transferor, and (B) covenants as are customary for transactions of the type (but not any non-competition, non-solicitation or similar restrictive covenants other than customary confidentiality covenants). To the extent indemnification is required of the participating Tag-Along Offerees in connection with a Tag-Along Transaction, no such Tag-Along Offeree will be required to be liable in respect of any indemnification provided in connection with such Tag-Along Transaction (x) for any amount in excess of (I) such Tag-Along Offeree’s pro rata share (based upon the relative aggregate amounts of consideration received by such Tag-Along Offeree as compared to the aggregate amounts received by all Members participating in the Tag-Along Transaction) of such indemnified amount, or (II) the consideration received by such Tag-Along Offeree in such Tag-Along Transaction, (y) for the breach of any other participating Tag-Along Offeree’s Member Representations or the Tag-Along Transferor’s Member Representations and (z) other than on a several (and not a joint and several) basis with other participating Tag-Along Offerees and the Tag-Along Transferor. Each participating Tag-Along Offeree shall take all other actions reasonably necessary or desirable, as determined by the Tag-Along Transferor, to cause the consummation of such transaction on the terms proposed by the Tag-Along Transferor; provided, that, in no circumstance shall anything contained in this Agreement be deemed to require any Tag-Along Offeree to (i) pay any money to any Governmental Authority or other Person with respect to obtaining any Governmental Authorizations or third party approvals or consents (other than de minimis filing fees or similar costs) or (ii) agree to undertake any action or to provide any efforts with respect to obtaining any Governmental Authorization or other third-party approvals, consents or clearances that includes an obligation to litigate with any Governmental Authority or other body or to divest or hold separate any assets or investments of such Member or its Affiliates or the Company or its Subsidiaries or to take any other mitigating action that could negatively affect the reputation or other assets or investments of such Member or its Affiliates or the Company or its Subsidiaries.

(d) Upon the consummation of the Tag-Along Transaction, each participating Tag-Along Offeree shall receive, with respect to the Units disposed of by it in the Tag-Along Transaction, the same form (or the same option of form) and amount of per Unit consideration as each other Member participating in the Tag-Along Transaction, including the Tag-Along Transferor (less any applicable taxes or withholding obligations) and, for the avoidance of doubt, the same price per Unit as received by the Tag-Along Transferor for the Tag-Along Units; provided that, notwithstanding anything to the contrary herein, the Managing Member, at the direction of the Tag-Along Transferor, may elect to make any distribution of non-cash property received as part of the consideration for a Tag-Along Transaction subject to restrictions (including the use of escrow accounts, lock-ups, or other contractual restrictions on the beneficial rights in respect of such shares or other equity interests) so long as such restrictions do not adversely affect the intended economic rights, preferences, privileges, or powers of the Tag-Along Transferor and the Tag-Along Offerees in respect of their Units.

(e) If a proposed Tag-Along Transaction is consummated, each participating Tag-Along Offeree shall bear a pro rata share (based on the relative aggregate amounts of consideration received by such Tag-Along Offeree as compared to the aggregate amounts received by all Members participating in such Tag-Along Transaction) of all costs of sale of the Units pursuant to such Tag-Along Transaction to the extent such costs are not otherwise paid by the Company or the acquiring party. The fees, costs, and expenses (including legal and expert fees and expenses) incurred by the Tag-Along Transferor and its Affiliates in connection with the consummation of a Tag-Along Transaction shall be deemed to be for the benefit of the Tag-Along Transferor and all Tag-Along Offerees for purposes of this Section 7.04(e), whether or not the Tag-Along Transaction is consummated; provided, that, if the Tag-Along Transaction is consummated, in no event shall any such Tag-Along Offeree’s pro rata share of the costs of the Tag-Along Transaction exceed the proceeds actually received by such Tag-Along Offeree in the Tag-Along Transaction. Costs incurred by any participating Tag-Along Offeree in connection with a Tag-Along Transaction shall not be considered costs of the transaction hereunder and shall be the sole responsibility of such Tag-Along Offeree.

(f) The provisions of this Section 7.04 shall terminate upon the earlier of (i) immediately prior to the effectiveness of the registration statement in connection with a Qualified IPO and (ii) a Class B Liquidity Event.

7.05 Initial Public Offering.

(a) Notwithstanding anything to the contrary in this Agreement, in the event that the Managing Member determines to effect a Qualified IPO, the Members agree to cooperate to effect such reorganization or other transaction and enter into such other agreements that the Managing Member determines are necessary or appropriate to effect such Qualified IPO, including all actions that the Managing Member determines are necessary to (i) cause the conversion of all or any portion of the Company or any Subsidiary of the Company into a corporation, by (A) the direct or indirect transfer of all of the assets of the Company, subject to the Company’s liabilities, or of any portion of such assets and liabilities, to one or more corporations in exchange for shares of any such corporations, (B) the conversion of the Company or a Subsidiary of the Company into a corporation pursuant to Section 18-216 of the Act (or any successor section thereto) or (C) the transfer by each Member of Units held by such Member to one or more corporations in exchange for shares of any such corporation (including by merger of the Company into a corporation) or (ii) cause the Company to use any other structure or means by which to effect a Qualified IPO; provided, that, in each case the relative rights, preferences, privileges, and powers to which the Class B Members are entitled hereunder shall not be modified in a manner materially adverse to the holder thereof as compared to the rights, preferences, privileges, or powers to which such holder is entitled hereunder. In connection therewith, each Member agrees (if directed by the Managing Member) to exchange its Units for equity interests in a new holding company, or common shares of a corporation or other public vehicle (the entity used to effectuate a Qualified IPO, as designated by the Managing Member, the “IPO Entity”), which equity interests or shares shall have the relative rights, preferences, privileges, and powers to which such holder is entitled hereunder, and shall be issued to the Members in a manner which maintains the relative Percentage Interest of each such Member (such exchanged shares, “Conversion Shares”).

(b) Promptly following the determination of the number of Conversion Shares to be received in respect of each Unit under Section 7.05(a) (if any), each Member shall deliver to the Company the certificates, if any, representing the Units to be converted into Conversion Shares, duly endorsed or assigned in blank or to the Company (if required by it) and stating the name or names (with address) in which certificates or certificates for the Conversion Shares, if any, are to be issued.

(c) The Members shall, and hereby agree to take any and all actions deemed necessary or appropriate by the Managing Member in connection with the consummation of those actions contemplated by this Section 7.05 (subject to the terms and conditions hereof), including entering into agreements (i) providing for the exchange of Units as contemplated by Section 7.05(a) (and consents and waivers of claims in connection therewith), (ii) containing customary lock-up and resale restrictions and (iii) to vote all Conversion Shares held by them to elect persons designated by the Managing Member as the directors of the IPO Entity. In connection with a Qualified IPO contemplated by this Section 7.05, the Company, the IPO Entity and the applicable Members shall enter into a customary registration rights agreement, which shall include customary piggyback registration rights; provided, however, that no such registration rights agreement shall be required to include demand registration rights for any holder of Class B Units or its Affiliates. The rights and restrictions set forth in Article 7 will expire immediately prior to the closing of such Qualified IPO, and the Conversion Shares issued to the Members shall be subject to (x) applicable restrictions under federal and state securities laws, and (y) any restrictions set forth in the agreements or other instruments relating to the Qualified IPO or any transfer, merger, consolidation or other restructuring or reorganization transaction entered into in anticipation or contemplation of such Qualified IPO. For the avoidance of doubt, no exchange or conversion of any Unit (or any portion thereof) contemplated by this Section 7.05 shall be deemed a “Disposition” for purposes of this Agreement.

(d) When determining what structure to implement for the Qualified IPO and what actions to be undertaken to facilitate the Qualified IPO, the Managing Member shall use commercially reasonable efforts to implement a structure that the Managing Member determines in good faith to be reasonably tax-efficient for the Members and their direct and indirect equityholders (taken as a whole); provided, that, for the avoidance of doubt, no Member shall be required to make any Capital Contribution or other investment in connection with any of the foregoing (other than to exchange its Units for Conversion Shares); provided, further, that, in connection with a Qualified IPO, (x) any amendment, modification or other changes to this Agreement or the Delaware Certificate and (y) any merger, recapitalization, share contributions or other restructurings or reorganizations shall all be contingent on the consummation of such Qualified IPO.

7.06 Determination of Fair Market Value.

(a) “Fair Market Value” means, with respect to any asset, security or interest, the fair market value of such asset, security or interest, as reasonably determined by the Managing Member, which determination shall be conclusive, final and binding for all purposes under this Agreement, except as otherwise provided in this Section 7.06 in connection with a distribution of non-cash assets pursuant to Section 5.02.

(b) Notwithstanding the foregoing, in connection with a proposed distribution of non-cash assets pursuant to Section 5.02 (each, a “Fair Market Value Disposition”), Vistra Member shall deliver written notice to the Class B Member Representative of its determination of the Fair Market Value of the non-cash assets to be distributed in such Fair Market Value Disposition, together with reasonable supporting documentation therefor (the delivery of such notice, the “Triggering Event”). Such determination of Fair Market Value in the notice delivered pursuant to this Section 7.06(b) shall become conclusive, final and binding for all purposes on the date that is ten (10) Business Days after the Triggering Event, unless Vistra Member receives a written notice of disagreement (the “Notice of Disagreement”) from the Class B Member Representative prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature and basis of any such disagreement. During the first ten (10) Business Days after which Vistra Member receives the Notice of Disagreement (such ten (10) Business Day period, the “Resolution Period”), Vistra Member and the Class B Member Representative shall attempt in good faith to resolve any differences that they may have with respect to the determination of such Fair Market Value.

(c) If Vistra Member and the Class B Member Representative have not reached agreement on the determination of such Fair Market Value by the expiration of the Resolution Period (or earlier by mutual agreement), then Vistra Member and the Class B Member Representative shall, as promptly as reasonably practicable, but in no event later than five (5) Business Days after the expiration of the Resolution Period (such five (5) Business Day period, the “Selection Period”), jointly select (acting reasonably in such selection) an available independent investment banking firm of national standing (the “Valuation Firm”) and notify the Company of its selection. If Vistra Member and the Class B Member Representative are unable to agree on a Valuation Firm prior to the expiration of the Selection Period, then within two (2) Business Days after the expiration of the Selection Period, each of Vistra Member and the Class B Member Representative shall select one available independent investment banking firm of national standing and those two firms shall, within five (5) Business Days after their selection, select a third available independent investment banking firm of national standing to serve as the Valuation Firm. The Company shall engage the Valuation Firm to determine, acting as an appraiser, on behalf of Vistra Member and the Class B Member Representative, the Fair Market Value (in accordance with this Section 7.06) of the Class B Units within thirty (30) days after its engagement, which determination shall include a work sheet setting forth all material calculations and corresponding explanations used by the Valuation Firm in arriving at such determination. The determination of the Valuation Firm of such Fair Market Value shall be conclusive, final and binding for all purposes in connection with the applicable Fair Market Value Disposition. The fees and costs of the Valuation Firm will be borne by Vistra Member if the Valuation Firm’s determination of Fair Market Value is more than ten percent (10%) greater than the Fair Market Value as set forth in the applicable notice giving rise to the applicable Triggering Event and otherwise shall be borne by the Class B Members.

(d) None of Vistra Member, any Class B Member nor the Class B Member Representative shall have any ex parte communications with the Valuation Firm.

(e) From and after the Triggering Event and prior to the final determination of Fair Market Value hereunder, the Company shall give Vistra Member and the Class B Member Representative and their respective advisors and representatives, upon prior notice, reasonable access during normal business hours to the Company’s books and records as Vistra Member, the Class B Member Representative or either of their respective advisors or representatives may from time to time reasonably request in order to evaluate the Fair Market Value of the non-cash assets proposed to be distributed in accordance herewith; provided, however, that any such access shall be (i) conducted in a manner not to interfere unreasonably with the businesses or operations of the Company or any of its Subsidiaries, and (ii) under the supervision of appropriate personnel; provided, further, that the Class B Members shall promptly reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company or any of its Subsidiaries arising out of affording any such access. Notwithstanding the immediately preceding sentence, neither the Company nor any of its Subsidiaries shall be required to afford access or furnish information to the extent (x) such information is subject to the terms of a confidentiality obligation with a third party or (y) the Company reasonably determines in good faith that affording such access or furnishing such information would (A) result in the disclosure of trade secrets of third parties, (B)

cause competitive harm to the Company or its Subsidiaries, (C) expose the Company to risk of liability under data protection Laws for disclosure of personal information, (D) jeopardize the attorney-client or other privilege of the Company or any of its Subsidiaries or (E) violate applicable Law. Nothing in this Section 7.06(e) will be construed to require the Company or its Subsidiaries or any of their respective representatives to prepare any reports, analyses, appraisals, opinions or other information.

ARTICLE 8

TAXES

8.01 Tax Status of the Company. The Company shall be classified as an association taxable as a corporation for U.S. federal tax purposes. In furtherance of the foregoing, the Company shall file a timely and duly executed election on Internal Revenue Service Form 8832 to be classified as an association taxable as a corporation for U.S. federal tax purposes, effective as of no later than the day preceding the Effective Date.

8.02 Intended Tax Treatment. For United States federal (and applicable state and local) income tax purposes, notwithstanding Section 5.13(b)(ii) of the Transaction Agreement, the Company and the Members intend that (i) the contribution of shares of common stock of Energy Harbor by the Rollover Members to the Company in exchange for Class B Units pursuant to the Rollover Agreements (the “EH Stock Contributions”) and (ii) the contribution of all of the issued and outstanding limited liability company interests in Vistra Preferred, LLC by Vistra Member to the Company in exchange for Class A Units pursuant to the VZ Contribution (the “Vistra Contribution”) shall, taken together, constitute a contribution of property to the Company in exchange for equity interests in the Company pursuant to Section 351(a) of the Code (the “Intended Tax Treatment”). Each of the Members shall use its respective best efforts, and shall cause their respective Affiliates to use their respective best efforts, to take or cause to be taken any action within their respective control necessary for the EH Stock Contributions and the Vistra Contribution to qualify for the Intended Tax Treatment, and no Member (nor any of its Affiliates) has knowledge of any facts, agreements, plans or other circumstances, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the EH Stock Contributions or the Vistra Contribution from qualifying for the Intended Tax Treatment. Each of the Members shall file, and shall cause their respective Affiliates to file, all tax returns consistent with the Intended Tax Treatment except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign law, as appropriate) or a change in applicable Law. The Members agree that this Section 8.02 shall supersede Section 5.13(b)(ii) of the Transaction Agreement which shall, as among the Members and their respective Affiliates, have no further force or effect.

8.03 Indemnification for Certain Taxes. Notwithstanding anything to the contrary in this Agreement, Vistra Member shall indemnify, defend and hold harmless the Company from and against any and all taxes imposed on the Company or any of its Subsidiaries (and any penalties and interest with respect thereto), solely to the extent arising out of or resulting from (a) the VZ Contribution (as defined in the Transaction Agreement) and (b) any Vandalia Zero Entity (as defined in the Transaction Agreement) having been, prior to the Effective Date, a member of any consolidated group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) of which Vistra Member or any of its Affiliates was the parent but, in the case of this clause (b), solely to the extent that such Vandalia Zero Entity or Vandalia Zero Entities would not have been liable for such tax had such tax been calculated with respect to a consolidated group the only parties to which were Vandalia Zero Entities.

ARTICLE 9

BOOKS, RECORDS, REPORTS, AND INFORMATION UPDATES

9.01 Maintenance of Books. The Managing Member shall keep or cause to be kept at the principal office of the Company or at such other location it deems necessary or appropriate books and records of the Company that are required to be maintained by applicable Law.

9.02 Reports. The Managing Member shall, with respect to the Class B Members, beginning with the Fiscal Year ended December 31, 2024:

(a) no later than one hundred fifty (150) days following the end of each Fiscal Year of the Company, prepare and deliver to the Class A Members and the Class B Member Representative annual financial statements of the Company and its Subsidiaries on a consolidated basis audited by a nationally recognized certified public accounting firm and prepared in accordance with GAAP;

(b) no later than ninety (90) days following the last day of each of the first three (3) Quarters of each Fiscal Year, beginning with the Quarter ending June 30, 2024, prepare and deliver to the Class A Members and the Class B Member Representative an unaudited statement of operations, balance sheet and statement of cash flows of the Company and its Subsidiaries on a consolidated basis for such Quarter; and

(c) no less two (2) times per Fiscal Year, cause relevant personnel of the Managing Member and Vistra Asset Company LLC responsible for the management and operations of the Company to meet with the Class B Member Representative (and representatives of each of Nuveen and Avenue, if requested, for so long its funds or accounts managed or advised by it hold any Class B Units directly or indirectly, shall be permitted to attend such meeting) to discuss Company affairs.

9.03 Other Information. Each Class A Member and each Class B Member may request from the Managing Member such information relating to the Company and its Subsidiaries not otherwise provided pursuant to Section 9.02 as is reasonably required to satisfy any Class A Member’s or Class B Member’s (including, in the case of each Class B Member, a holder of direct or indirect interests in such Member) financial statement and other regulatory requirements, and the Managing Member shall consider such request in good faith and use commercially reasonable efforts to provide such requested information. The reasonable incremental cost to the Company or the Managing Member of preparing and delivering such additional information shall be promptly reimbursed to the Company or, at the option of the Managing Member, to the Managing Member by the Member requesting such information.

ARTICLE 10

DISPUTE RESOLUTION

10.01 Disputes. This Article 10 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort, or otherwise, and whether arising at law or in equity), including any dispute regarding the construction, interpretation, performance, validity, or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and the applicability of this Article 10 to a particular dispute. Any dispute to which this Article 10 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each party hereto that is a party to such Dispute is referred to herein as a “Disputing Party” The provisions of this Article 10 shall be the exclusive method of resolving Disputes.

10.02 Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Parties (or agents thereof) shall promptly meet (whether by telephone, virtually or in person) in a good faith attempt to resolve the Dispute.

10.03 Courts. If a Dispute is still unresolved following ten (10) Business Days after the Disputing Parties attempted in good faith to resolve the Dispute in accordance with Section 10.02, then any of such Disputing Parties may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such Court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the parties hereto irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such party at the address and in the manner provided in Section 12.01. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY WHETHER OR NOT EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

10.04 Specific Performance. The parties hereto understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements, such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor, and shall not be construed to diminish or otherwise impair in any respect any Member’s or the Company’s right to specific performance, and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the parties hereto would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, to the fullest extent permitted by Law, each of the Members (including the Managing Member in its capacity as such) and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Members further agrees that neither the Company nor any Member (including the Managing Member in its capacity as such) shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.04, and each party hereto waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

ARTICLE 11

DISSOLUTION, WINDING-UP AND TERMINATION

11.01 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a) the consent of the Managing Member, subject to Section 6.03 (if applicable); or

(b) at any time there are no Members, unless the Company is continued without dissolution in accordance with the Act.

Each Member hereby waives its right to make an application for the dissolution of the Company pursuant to Section 18-802 of the Act.

11.02 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Managing Member shall, or shall promptly designate a Person to, serve as liquidator (the “Liquidator”). The Liquidator shall proceed diligently to wind up the affairs of the Company in an orderly manner and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the Liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the Liquidator are as follows:

(i) the Liquidator shall discharge from Company funds all of the debts, liabilities, expenses, and obligations of the Company (including all expenses incurred in winding-up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the Liquidator may reasonably determine); and

(ii) all remaining assets of the Company shall be distributed to the Members as follows:

(A) the Liquidator may sell any or all Company property, including to Members (including the Managing Member) for Fair Market Value; and

(B) Company property (including cash) shall be distributed among the Members in accordance with Section 5.02. If a distribution under this Section 11.02 is in property other than cash, the value of such distribution shall be deemed to be the Fair Market Value of such property. A distribution in kind of an asset to a Member shall be deemed, for the purposes of this Article 11, a distribution in an amount equal to the Fair Market Value of the assets so distributed.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 11.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

(c) No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination.

11.03 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Managing Member shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 12

GENERAL PROVISIONS

12.01 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient by electronic mail (a copy of which may be delivered in person or by courier or mail). A notice, request, or consent given under this Agreement is effective on receipt by the applicable Member; provided, that, no “bounceback” or notice of non-delivery is received; and provided further, that such notice, request, or consent was sent prior to 8:00 p.m. (in the location of the sender) on a Business Day. In the case of a notice, request, or consent that is sent at or after 8:00 p.m. (in the location of the sender) on a Business Day or on a day that is not a Business Day, receipt will be deemed to have occurred on the next succeeding Business Day. All notices, requests, and consents shall be sent to the respective parties hereto at the addresses set forth below (or to such other address as such party may specify by notice to the other parties hereto in accordance with this Section 12.01):

If to the Company:

Vistra Vision LLC

c/o Vistra Vision Holdings I LLC

6555 Sierra Drive, Irving, Texas 75039

Attention: Stephanie Zapata Moore

E-mail: Stephanie.moore@vistracorp.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

Attention: Trina Chandler; Caroline Phillips; David Kurzweil

Email: trina.chandler@lw.com; caroline.phillips@lw.com;

david.kurzweil@lw.com

If to the Members or any of them, at the addresses given for each Member on Exhibit A or such other address as a Member may specify by notice to the Managing Member and the other Members.

If to the Class B Member Representative, at the address specified on Exhibit B or such other address as the Class B Member Representative may specify by notice to the Managing Member.

Whenever any notice is required to be given by Law, the Delaware Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12.02 Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings or agreements by or among the parties, written or oral, that may have related to the subject matter hereof (including without limitation the Initial LLC Agreement). Vistra Member, by its execution of this Agreement, hereby acknowledges and approves the amendment and restatement of the Initial LLC Agreement, in accordance with the Initial LLC Agreement, in the form of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by a party hereto.

12.03 Effect of Waiver or Consent. No course of dealing, delay, failure, or omission on the part of the Company or any Member in exercising any right, power, remedy, or privilege under this Agreement or under any other documents furnished in connection with or under this Agreement or otherwise available to such Person under applicable Law shall impair any such right, power, remedy, or privilege, or affect the right of such Person thereafter to exercise the same, or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power, remedy, or privilege shall preclude the further exercise of such right, power, remedy, or privilege, or the exercise of any other right, power, remedy, or privilege.

12.04 Amendment or Restatement; Waiver. Each of this Agreement and the Delaware Certificate may, subject to Section 6.02(a), be amended or restated, and any provision hereof may be waived, only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Managing Member. Notwithstanding the foregoing, the Managing Member may amend or restate this Agreement or waive any provision of this Agreement without the approval of any Members (i) to correct typographical, formatting or other similar ministerial errors; and (ii) to update Exhibit A from time to time to reflect the valid admission of New Members, the valid admission of Assignees as Members, the making of additional Capital Contributions by Members, the issuances of Class A Units, Class B Units, or other classes or groups of Units, and the Disposition of Units, so long as such transactions were approved and consummated in accordance with the terms of this Agreement and to update Schedule 1.

12.05 Binding Effect; Third Party Beneficiaries. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each party hereto agrees that (a) any Covered Person shall be entitled to assert rights and remedies hereunder as a third party beneficiary hereto with respect to those provisions in Section 6.07 affording a right, benefit, or privilege to such Covered Person, and (b) any Affiliate of any Member shall be entitled to assert rights and remedies hereunder as a third party beneficiary hereto with respect to those provisions in Section 6.07(c) affording a right, benefit, or privilege to such Member. Except as expressly provided by the foregoing, this Agreement is for the sole benefit of the Company and the Members and their respective permitted successors and permitted assigns, and nothing in this Agreement is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever.

12.06 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any party hereto or circumstance is held invalid or unenforceable to any extent by a court of competent jurisdiction, (a) the remainder of this Agreement and the application of that provision to other parties hereto or circumstances is not affected thereby, and (b) the parties hereto shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the parties hereto in substantially the same economic, business, and legal position as they would have been in if the original provision had been valid and enforceable.

12.07 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party hereto shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 12.07 shall not obligate a Member to (a) furnish guarantees or other credit support by such Member or such Member’s Affiliates, (b) except as otherwise expressly contemplated herein, pay any costs or expenses or incur any liability whatsoever or (c) waive or modify any right of such Member or its Affiliates hereunder.

12.08 Appointment of Class B Member Representative.

(a) By the execution and delivery of this Agreement (or any joinder or counterpart thereto), each Class B Member hereby irrevocably constitutes and appoints the Class B Member Representative as the true and lawful agent and attorney-in-fact of such Class B Member in respect to matters arising out of or related to this Agreement, with full power of substitution to act in the name, place, and stead of the Class B Member as contemplated by this Agreement, to act on behalf of such Class B Member in any Dispute involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Class B Member Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver all amendments, waivers, ancillary agreements, certificates, and documents that the Class B Member Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) grant any and all approvals or consents on behalf of Class B Members pursuant to this Agreement, and any and all other matters requiring the consent or approval of the Class B Members under this Agreement or any other agreement, instrument, or document contemplated hereby or in connection with the Class B Units, (iii) receive funds, make payments of funds, and withhold a portion of any amounts to be paid to the Class B Members hereunder or any other payments to be made by or on behalf of the Class B Members pursuant to this Agreement, including amounts required to pay the fees and expenses of professionals incurred by the Class B Members in connection with the transactions contemplated by this Agreement, (iv) do or refrain from doing any further act or deed on behalf of the Class B Members that the Class B Member Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, and (v) to the fullest extent permitted by Law, receive service of process in connection with any claims under this Agreement. Douglas Johnston, in his capacity as an employee of Nuveen is hereby appointed as the initial Class B Member Representative as of the Effective Date.

(b) The appointment of the Class B Member Representative hereunder shall be deemed coupled with an interest and shall survive the death, incompetence, bankruptcy or liquidation of any Class B Member and shall be binding on any successor thereto. The holders of Class B Units entitled to appoint and remove the Class B Member Representative in accordance with Section 12.08(e) shall have the right to designate a successor Class B Member Representative upon written notice delivered to the Managing Member not less than ten (10) Business Days in advance of such designation; provided that the Person appointed to serve as successor Class B Member Representative must be a record owner of Class B Units or the manager, managing member or general partner (or an employee of the foregoing) of a Person that Controls or holds a direct or indirect interest in a Class B Member. The Class B Members hereby confirm all that the

Class B Member Representative shall do or cause to be done by virtue of its appointment hereby as the Class B Member Representative. All actions taken by the Class B Member Representative under this Agreement shall be binding upon each Class B Member and such Class B Member’s successors and assigns as if expressly confirmed and ratified in writing by such Class B Member, and, to the fullest extent permitted by Law, all defenses that may be available to any Class B Member to contest, negate, or disaffirm the action of the Class B Member Representative taken in good faith under this Agreement are waived.

(c) The Class B Members agree that the Class B Member Representative will incur no liability in connection with its services pursuant to this Agreement except resulting from its fraud, willful misconduct, bad faith or gross negligence. The Class B Members shall, severally and not jointly, indemnify the Class B Member Representative against any reasonable, documented and out-of-pocket losses, liabilities and expenses arising out of or in connection with this Agreement and any related agreements, in each case in connection with the Class B Member Representative’s service as the Class B Member Representative. The foregoing indemnity will survive resignation or removal of the Class B Member Representative or the termination of this Agreement.

(d) The Company, the Managing Member, Vistra Member, Vistra, and any other Person shall be entitled to deal exclusively with the Class B Member Representative on matters relating to this Agreement and the transactions contemplated hereby and rely exclusively (without independent verification or investigation) on any and all actions taken by the Class B Member Representative under this Agreement as the duly authorized and valid action of all Class B Members without any liability to, or obligation to inquire of, any Class B Member. The Company, the Managing Member, Vistra Member, Vistra, and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any decision, act, consent or instruction of the Class B Member Representative in all matters referred to herein, including that the Class B Member Representative has obtained any prior approval or consent of the Class B Members as may be required, under this Agreement or otherwise, to make or take any such decision, act, consent or instruction. To the fullest extent permitted by Law, none of the Company, Vistra Member, Vistra, or any other Person will be liable to any Class B Member, any Affiliate thereof, or any other Person as a result of, in connection with, or relating to the performance of the Class B Member Representative’s duties and obligations under this Agreement, including with respect to any errors in judgment, negligence, oversight, breach of duty (as modified by this Agreement), or otherwise of the Class B Member Representative. All acts of the Class B Member Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Class B Members and not of the Class B Member Representative individually.

(e) Notwithstanding anything to the contrary herein, the Class B Member Representative shall be appointed and removed from time to time by holders (directly or indirectly) of a majority of Class B Units.

12.09 Article 8 of the Uniform Commercial Code.

(a) Upon the written request by any Member under Section 4.07 to have its Units represented by a Unit Certificate (and thereafter until such time as the requirement to have Units evidence by a Unit Certificate is revoked in accordance with Section 4.07), then each limited liability company interest in the Company shall constitute a “security” within the meaning of and governed by (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each limited liability company interest in the Company shall be treated as such a “security” for all purposes, including perfection of the security interest therein under Article 8 of each applicable Uniform Commercial Code).

(b) The Company shall maintain books for the purpose of registering the transfer of limited liability company interests that are certificated.

12.10 Waiver of Certain Rights. Except as may otherwise be provided by Law in connection with dissolution, winding-up and termination of the Company each Member hereby irrevocably waives any and all rights that such Member may have to maintain an action for partition of any of the Company’s property.

12.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. Signatures may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and a signed copy of this Agreement transmitted by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

12.12 Expenses. Except as otherwise provided in this Agreement, each Member shall bear its own transaction costs and any other costs and expenses incurred in connection with being a Member, holding and Disposing of its Units, and administering its rights and obligations under this Agreement; provided, that Vistra or the Company shall pay the documented out-of-pocket costs and expenses of the Avenue Aggregator reasonably incurred in connection with being a Member (excluding, for the avoidance of doubt, any taxes), in each case, to the extent incurred on or after the Effective Date in an amount not to exceed $500,000 in the aggregate during any Fiscal Year; provided, further, that the Class B Member Representative provides reasonable supporting documentation in writing evidencing the amount and nature of such costs and expenses and such other information and supporting documentation reasonably requested by the Managing Member.

12.13 Table of Contents; Headings. The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.

12.14 Conflicts and Privileges. Each party hereto hereby waives and agrees not to assert, and agrees to cause each of its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation, before or after the Effective Date, of the Company or their Affiliates in any matter involving this Agreement or any other agreements or transactions contemplated hereby by Latham & Watkins LLP.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

COMPANY:

VISTRA VISION LLC

By: Vistra Vision Management LLC, its managing member

By: Vistra Asset Company LLC, its managing member

By:	/s/ Stephanie Zapata Moore
Name: Stephanie Zapata Moore
Title: Executive Vice President, General Counsel, and Chief Compliance Officer

MEMBERS:

VISTRA VISION MANAGEMENT LLC, as Managing Member

By: Vistra Asset Company LLC, its managing member

By:	/s/ Stephanie Zapata Moore
Name: Stephanie Zapata Moore
Title: Executive Vice President, General Counsel, and Chief Compliance Officer

VISTRA VISION HOLDINGS I LLC

By: Vistra Asset Company LLC, its managing member

By:	/s/ Stephanie Zapata Moore
Name: Stephanie Zapata Moore
Title: Executive Vice President, General Counsel, and Chief Compliance Officer

[Signature Page to Amended and Restated Limited Liability Company Agreement]

VV AGGREGATOR HOLDINGS 1 LLC

By: Avenue Capital Management II, L.P., its Manager

By: Avenue Capital Management II Gen Par, LLC, its General Partner

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

NUVEEN ASSET MANAGEMENT, LLC, as investment advisor or sub-advisor of each fund and/or account listed in Exhibit A hereto under the heading “Nuveen Investors”, severally and not jointly

By:	/s/ Stuart J. Cohen
Name: Stuart J. Cohen
Title: Managing Director and Head of Legal For
Nuveen Asset Management, LLC

[Signature Page to Amended and Restated Limited Liability Company Agreement]